EXHIBIT A

                                 SALE AGREEMENTS



Asset Purchase Agreement dated as of even date herewith among Buyer, Telectronics Pacing Systems, Inc. and TPLC Inc.

Asset Purchase Agreement (Australia) dated as of even date herewith among Buyer, Telectronics Pty. Ltd. and Medical Telectronics Pty. Ltd.




                                                                  EXECUTION COPY



                            ASSET PURCHASE AGREEMENT
                                 (UNITED STATES)


                         Dated as of September 24, 1996

                                  by and among

                         O Acquisition, Inc., as Buyer,

                                       and

                        Telectronics Pacing Systems, Inc.

                                       and

                             TPLC, Inc., as Sellers




                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I.    PURCHASE AND SALE...............................................2

   1.1.        Purchased Assets...............................................2
   1.2.        Excluded Assets................................................3
   1.3.        Assignment of Assets...........................................5

ARTICLE II.   PURCHASE PRICE AND CLOSING......................................6

   2.1.        Purchase Price.................................................6
   2.2.        Allocation of Purchase Price...................................8
   2.3.        Closing Date...................................................8

ARTICLE III.  ASSUMPTION OF LIABILITIES.......................................9

   3.1.        Assumed Liabilities............................................9
   3.2.        Excluded Liabilities..........................................10

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF SELLERS......................12

   4.1.        Organization of Sellers.......................................12
   4.2.        Corporate Authority...........................................12
   4.3.        Absence of Seller Conflicts...................................13
   4.4.        Compliance with Certain Laws, Rules and Regulations...........13
   4.5.        Financial Matters.............................................13
   4.6.        Operations Since the Fiscal Year End..........................14
   4.7.        No Undisclosed Liabilities....................................15
   4.8.        Taxes.........................................................16
   4.9.        Title to and Condition of Purchased Assets....................16
   4.10.       Accounts Receivable...........................................16
   4.11.       Real Property.................................................17
   4.12.       Inventory.....................................................17
   4.13.       Personal Property.............................................17
   4.14.       Governmental Permits..........................................17
   4.15.       Proprietary Rights............................................18
   4.16.       Employees and Related Agreements; ERISA.......................19
   4.17.       Contracts.....................................................20
   4.18.       Status of Contracts...........................................22
   4.19.       Environmental Matters.........................................22
   4.20.       Legal Proceedings.............................................23
   4.21.       No Finder.....................................................23

ARTICLE V.    REPRESENTATIONS AND WARRANTIES OF BUYER........................23

   5.1.        Organization of Buyer.........................................23
   5.2.        Authority of Buyer............................................24
   5.3.        Absence of Buyer Conflicts....................................24
   5.4.        No Finder.....................................................24
   5.5.        Financial Ability.............................................24

ARTICLE VI.   ACTIONS PRIOR TO THE CLOSING DATE..............................25

   6.1.        Buyer's Investigation.........................................25
   6.2.        Preserve Accuracy of Representations and Warranties...........25
   6.3.        Operations Prior to the Closing Date..........................25
   6.4.        Antitrust Law Cooperation.....................................26
   6.5.        Litigation Cooperation........................................27

ARTICLE VII.  ADDITIONAL AGREEMENTS..........................................27

   7.1.        [Reserved]....................................................27
   7.2.        Employees and Employee Benefit Plans..........................27
   7.3.        Post-Closing Remittances......................................29
   7.4.        Conveyance and Transfer of Owned Real Property................29
   7.5.        Cooperation in Litigation.....................................29
   7.6.        Access to Records after Closing...............................31
   7.7.        Disposition of Certain Information............................31
   7.8.        Bulk Sales Laws...............................................32
   7.9.        Certain Disclosures...........................................32
   7.10.       Certain Ongoing FDA Matters...................................32
   7.11.       Special Remedies..............................................33
   7.12.       Noncompetition................................................33
   7.13.       Forms W-2.....................................................33
   7.14.       International Purchase Agreements; Other Agreements...........34
   7.15.       Financial Statement Preparation...............................34
   7.16.       Corporate Existence...........................................34
   7.17.       Certain Products..............................................35
   7.18.       Certain Retention Bonuses.....................................35

ARTICLE VIII. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER...................35

   8.1.        No Misrepresentation or Breach of Covenants and Warranties....35
   8.2.        HSR Period....................................................35
   8.3.        No Restraint..................................................35
   8.4.        Necessary Governmental Approvals..............................36
   8.5.        Closing Date Deliveries by Sellers............................36
   8.6.        Other Transactions............................................37
   8.7.        Other Conditions..............................................37

ARTICLE IX.   CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH SELLER.............37

   9.1.        No Misrepresentation or Breach of Covenants and Warranties....37
   9.2.        HSR Period....................................................37
   9.3.        No Restraint..................................................37
   9.4.        Necessary Governmental Approvals..............................37
   9.5.        Release of Guarantees.........................................38
   9.6.        Buyer's Closing Date Deliveries...............................38
   9.7.        Other Transactions............................................38
   9.8.        Other Conditions..............................................38

ARTICLE X.    INDEMNIFICATION................................................39

   10.1.       Indemnification by Sellers....................................39
   10.2.       Indemnification by Buyer......................................40
   10.3.       Procedure for Indemnification.................................41
   10.4.       Certain Benefits..............................................41
   10.5.       Certain FDA Consent Decree Matters............................42
   10.6.       Adjustment to Purchase Price..................................42
   10.7.       Guarantees....................................................42

ARTICLE XI.   TERMINATION....................................................42

   11.1.       Termination...................................................42
   11.2.       Notice of Termination.........................................43
   11.3.       Effect of Termination.........................................43

ARTICLE XII.  GENERAL PROVISIONS.............................................43

   12.1.       Survival of Obligations.......................................43
   12.2.       No Public Announcement........................................43
   12.3.       Notices.......................................................44
   12.4.       Successors and Assigns........................................45
   12.5.       Entire Agreement; Amendments..................................45
   12.6.       Interpretation................................................45
   12.7.       Waivers.......................................................46
   12.8.       Expenses......................................................46
   12.9.       Partial Invalidity............................................46
   12.10.      Execution in Counterparts.....................................46
   12.11.      Best Efforts; Further Assurances..............................46
   12.12.      Governing Law.................................................46
   12.13.      "Knowledge"...................................................46
   12.14.      No Third Party Beneficiaries..................................46
   12.15.      Disclosure Schedules..........................................47



EXHIBITS

A     -        Consulting Agreement
B     -        Opinion of Counsel to Sellers
C     -        Other Conditions
D     -        Opinion of Counsel to Buyer
E     -        Guaranty




                                LIST OF SCHEDULES


Certain Prepaid Expenses Schedule (1.1(j)) Other Purchased Assets Schedule (1.1(m)) Accufix Research Institute Schedule (1.2(h)) Affiliated Agreements Schedule (1.2(j)) Contingent Payments Schedule (2.1(b)) Product Liability Litigation Schedule (3.2(b)) Consents/Conflicts Schedule (4.3) Compliance with Laws Schedule (4.4) Conduct of Domestic Operations Schedule (4.6) Taxes Schedule (4.8) Encumbrances Schedule (4.9) Real Property Schedule (4.11) Inventory Schedule (4.12) Personal Property Schedule (4.13) Governmental Permits Schedule (4.14) Proprietary Rights Schedule (4.15) Employee Benefits Schedule (4.16) Contracts Schedule (4.17) Status of Contracts Schedule (4.18) Environmental Matters Schedule (4.19) Legal Proceedings Schedule (4.20) Retained Employees Schedule (7.2) Necessary Governmental Approvals Schedule (8.4) Guarantees Schedule (9.5) "Knowledge" Schedule (12.13)




                            ASSET PURCHASE AGREEMENT


                  ASSET PURCHASE AGREEMENT, dated as of September 24, 1996 (as amended from time to time, the "Agreement"), by and among O Acquisition, Inc., a Delaware corporation ("Buyer"), Telectronics Pacing Systems, Inc., a Delaware corporation ("TPSI") and TPLC, Inc., a Delaware corporation (d/b/a Telectronics Pacing Systems) ("TPLC," together with TPSI, the "Sellers").

         WHEREAS, Sellers and various affiliated entities are engaged in the design, manufacture, assembly, distribution and sale of cardiac arrhythmia devices including, but not limited to, pacemakers, leads, cardiomyoplasty devices, and their attendant accessories in and from North America, Australia, Europe, New Zealand, South America and Asia (the "Business," except that the "Business" shall not include any of the Excluded Assets or Excluded Liabilities (each as hereinafter defined));

         WHEREAS, Sellers engage in certain aspects of the Business from various locations in the United States (the "U.S. Operations") and their affiliated entities engage in certain aspects of the Business from various other locations including Canada, Australia, Europe, New Zealand, South America and Asia, as well as through independent distributors in other locations throughout the world (the "International Operations");

         WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, substantially all of the assets and properties relating to the U.S. Operations and the Business, all on the terms and subject to the conditions set forth herein;

         WHEREAS, affiliates of Buyer also desire to purchase substantially all of the assets and properties relating to the International Operations and the Business, including the capital stock of certain of the entities engaged in such International Operations, according to the terms of certain asset and share purchase agreements relating thereto (the "International Purchase Agreements"); and

         WHEREAS, various matters concerning the Business are described in certain schedules (the "Disclosure Schedules") which are referred to herein by certain specific names (e.g., the Real Property Schedule), which Disclosure Schedules are attached to, and being delivered to Buyer as part of, a Coordination and Adjustment Agreement of even date herewith (and hereinafter referred to and defined as the "Adjustment Agreement"), and which Disclosure Schedules are hereby incorporated by reference in this Agreement as if attached to and delivered herewith.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Buyer and Sellers agree as follows:

                                   ARTICLE I.

                                PURCHASE AND SALE

                  1.1. PURCHASED ASSETS. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.3) Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of all Encumbrances except for Permitted Encumbrances (as such terms are hereinafter defined), all of Sellers' rights, title and interest in and to all of the assets and properties owned by Sellers and used in connection with the Business, of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, as such assets and properties exist on the Closing Date (collectively, the "Purchased Assets"), other than those assets and properties constituting Excluded Assets (as defined in Section 1.2). Subject to Section 1.2, the Purchased Assets shall include, without limitation:

                  (a) Real Property. All interests of Sellers in the Real Property (as defined in Section 4.11(a)) described in the Real Property Schedule, and all interests of Seller in all land, plant, warehouse and office facilities and other improvements and fixtures attached to said Real Property, as well as all prepaid rent and security deposits in connection with any Leased Real Property (as defined in Section 4.11(a)) as described in the Certain Prepaid Expenses Schedule;

                  (b) Tangible Assets. All machinery, equipment (including spare parts), vehicles, furniture, fixtures, capital improvements in process, models, prototypes and other tangible personal property that is owned or leased by either Seller and used in the conduct of the Business;

                  (c) Inventory. All inventories consisting of raw materials, work in process, finished goods, service parts and supplies owned, produced or otherwise acquired by either Seller that are used or intended to be used in the conduct of the Business including, without limitation, inventory on consignment (the "Inventory");

                  (d) Receivables. All trade accounts and notes receivable generated by the conduct of the Business and owing from third parties (but not from Affiliates (as defined in Section 3.1) of Seller) (collectively, the "Receivables");

                  (e) Proprietary Rights. To the extent assignable, all of the Sellers' Proprietary Rights (as defined in Section 4.15) together with all goodwill associated therewith, including, without limitation, the right to use the name "Telectronics" in the conduct of the Business;

                  (f) Executory Agreements. To the extent assignable, the rights of each Seller pursuant to (i) any agreement, contract, lease, commitment or obligation entered into by Seller in the ordinary course of the Business prior to the Closing Date (not otherwise constituting a Seller Agreement) (collectively, the "Miscellaneous Agreements"), and (ii) the Seller Agreements (as defined in Section 4.18);

                  (g) Governmental Permits. To the extent assignable, all Governmental Permits (as defined in Section 4.14) listed on the Governmental Permits Schedule;

                  (h) Claims and Rights. Except to the extent that they relate to the Litigation (as defined in Section 3.2(b)), all claims, rights and causes of action of either Seller with or against any third parties, including any rights against third parties pursuant to claims for negligence or other tort or contract actions, or any terms, conditions, guarantees, warranties or indemnities, whether express or implied, in relation to any Purchased Asset;

                  (i) Promotional Materials. All sales and promotional materials, catalogues and advertising literature owned by either Seller and used in connection with the Business;

                  (j) Certain Prepaids. All rights in connection with the deposits and prepaid expenses described on the Certain Prepaid Expenses Schedule;

                  (k) Computer Systems. Subject to Sections 7.5, 7.6, and 7.7 hereof, all computer hardware and software used in the operation of the Business (including user manuals and, in the case of software owned by either Seller, both object code and source code versions), printers, modems and other related equipment, except for such hardware located at the Accufix Research Institute (and subject to Sellers' license to use software described in Section 7.6(a));

                  (l) Customer and Vendor Lists; Technical Databases. Subject to Sections 7.5, 7.6, and 7.7 hereof, all customer and vendor lists relating to the Business, and all files and documents (including credit information) relating to customers and vendors of the Business, and other business, technical and financial databases, records, files, books and documents (whether in hard copy or computer format) relating to the Business, including sales, distribution and purchase correspondence, personnel and employment records, any information relating to Taxes (as defined below) imposed on the Purchased Assets and trade association memberships; and

                  (m) Other Purchased Assets. The assets described in the Other Purchased Assets Schedule.

                  1.2. EXCLUDED ASSETS. Notwithstanding anything else to the contrary herein, the Purchased Assets shall not include the following as the same may exist on the Closing Date (collectively, the "Excluded Assets"):

                  (a) Cash. Except for the Receivables, all cash, cash equivalents, negotiable instruments, bank accounts (other than accounts receivable lock boxes for all periods subsequent to the Closing Date), certificates of deposit, investment securities, commercial paper and any other marketable securities or similar investments of Sellers;

                  (b) Corporate Records. All corporate minute books, stock transfer books, corporate seals and other corporate records and franchises of either Seller;

                  (c) Tax Refunds; Tax Attributes. All claims or rights to refunds of any federal, state, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, license, excise, franchise, employment, payroll, withholding, ad valorem, customs duty, governmental fee or other like tax, assessment or charge of any kind whatsoever, together with any interest, penalty or fine, addition to tax or additional amount imposed by any Governmental Body (as defined in Section 4.3) (collectively, "Taxes") for which either Seller is or may be liable, together with any net operating losses or future income tax benefits relating thereto that either Seller is or may be entitled to;

                  (d) Employee Benefit Assets. Segregated funds and other assets maintained by or for any employee benefit agreements, plans or arrangements or otherwise maintained by Seller on behalf of persons now or heretofore employed or retained by such Seller (except for such funds and assets maintained under the individual employment contracts described on the Employee Benefits Schedule under the caption "Deferred Compensation Arrangements") and further indicated as being assumed by Buyer;

                  (e) Certain Litigation. All claims, rights and causes of action whatsoever, whether under product warranties, insurance policies, claims for contribution, indemnification, tort, contract or otherwise from other parties to the extent relating to any Excluded Assets or any Excluded Liabilities (as defined in Section 3.2) (including, but not limited to, the Litigation);

                  (f) Certain Records. All records, books, documents, files or information of any kind to the extent relating to any Excluded Assets or Excluded Liabilities, including, without limitation, the Litigation and including in particular all such records, books, documents and files relating to the manufacture of all products, parts and components prior to the Closing Date and all regulatory records and design records relating thereto (provided that Buyer shall be provided with copies of all device master records for currently produced products and shall also be entitled to possession of a copy of other device master records);

                  (g) Prepaids. Except as set forth on the Certain Prepaid Expenses Schedule, all rights in connection with any deposits and prepaid expenses made by either Seller;

                  (h) Research Institute. Each Seller's leasehold rights to the real property (together with all plant, warehouse and office facilities and other fixtures and improvements attached to said real property) located at 7307 Revere Parkway, Englewood, Colorado, as well as the assets and records located at such facility that are used for the purpose of operating the Sellers' so-called "Accufix Research Institute," including those set forth on the Accufix Research Institute Schedule;

                  (i) Certain Reserves. Reserves established by either Seller for patient monitoring, leads litigation legal expenses, product liability settlement contingencies, or other expenses associated with the Litigation;

                  (j) Intercompany Matters. Any receivables, debts or obligations which are owed to any Seller from any of its Affiliates, together with any investments of Seller in any of its Affiliates and those intercompany agreements between Sellers and its Affiliates listed on the Affiliated Agreements Schedule;

                  (k) Insurance Rights. All claims, rights or causes of action whatsoever under any insurance policies maintained by or for the benefit of either Seller or with respect to any of their businesses, assets, liabilities or operations, except for property insurance for damage occurring prior to the Closing Date to property which constitutes a Purchased Asset; and

                  (l) J-Wire Products. All claims or rights in, to, and relating to the ownership of the Active Lead Products (as defined in Section 3.2(b)) and the Passive Lead Products (as defined in Section 3.2(b)) whatsoever, including, without limitation, (i) the Proprietary Rights and Governmental Permits relating to such products, (ii) any inventory of such completed products or components thereof, and (iii) all designs, drawings, processes, records, prototypes, tooling and machinery used in the development, manufacture, assembly or processing of such products.

                  1.3. ASSIGNMENT OF ASSETS. (a) Prior to the Closing (as defined in Section 2.1), each Seller shall use its reasonable best efforts, and Buyer shall cooperate with Seller in such efforts, to obtain all non-governmental approvals, consents or waivers necessary to assign to Buyer all leases, contracts, licenses, agreements, sales or purchase orders, commitments, property interests, qualifications or other assets described in Section 1.1 hereof and any claim, right or benefit arising thereunder or resulting therefrom (collectively, the "Interests") as soon as practicable; provided that neither Seller nor Buyer shall be obligated to pay any consideration for the foregoing approvals, consents or waivers to the third party from whom such approval, consent or waiver is requested.

                  (b) Except with respect to the matters described on Exhibit C, to the extent any of the approvals, consents or waivers referred to in Section 1.3(a) hereof have not been obtained by Sellers as of the Closing Date, then the related Purchased Assets shall not be assigned to Buyer at the Closing, and, if Buyer so requests, Sellers, for a period of three (3) months after the Closing Date, shall continue to use their reasonable best efforts, and Buyer shall cooperate with Sellers in such efforts (without the payment of any consideration by Sellers or Buyer for such approvals, consents or waivers), to obtain such approvals, consents or waivers. Upon request by Buyer, for a period of three (3) months after the Closing Date, Sellers shall use their reasonable best efforts to, with Buyer reimbursing Sellers for their out-of-pocket expenses and indemnifying and holding harmless Sellers for any liabilities or obligations incurred by them: (i) cooperate with Buyer in any reasonable and lawful arrangements under which Buyer would obtain the benefits of, and assume the post-Closing obligations under, such Interest, and (ii) enforce for the account of Buyer any rights of either Seller arising from such Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the written advice of Buyer). Sellers will promptly pay (or cause to be paid) to Buyer when received all amounts received by Sellers under any Interest. If, after the foregoing three (3) month period, the necessary consents, approvals or waivers have not been obtained regarding the Interests, Buyer and Sellers will cooperate in any commercially reasonable arrangement to obviate the need for such consent, approval or waiver (such as by prepaying all amounts remaining due under any property lease), all at Buyer's expense. For purposes of this Section 1.3(b), the matters described on Exhibit C shall not be deemed to be "Interests".

                                   ARTICLE II.

                           PURCHASE PRICE AND CLOSING

                  2.1. PURCHASE PRICE. (a) Upon consummation of the transactions contemplated hereby (the "Closing"), and in consideration of the sale of the Purchased Assets, Buyer shall pay to Sellers an aggregate amount equal to US$120.8 million, and assume the Assumed Liabilities (as defined in Section 3.1) regarding the Business. The purchase price shall be subject to adjustment according to the terms of Sections 2.1(b) and 10.6 of this Agreement and the Adjustment Agreement, and the cash amount ultimately paid by Buyer to Sellers after any adjustments required by this Agreement or the terms of Adjustment Agreement shall be referred to herein as the "Purchase Price."



                  (b) (i) Contingent Payments. As further consideration for the Purchased Assets, Buyer hereby agrees to pay to the Sellers contingent payments as a percentage of sales or other dispositions made after the Closing Date by Buyer and its Affiliates of certain products described below. The products subject to the foregoing payments shall be (a) the bradycardia pulse generator models of the Business which currently have appropriate regulatory approvals, where required, for commercial distribution or which currently have such appropriate regulatory approvals, where required, for clinical evaluation or clinical testing, in any country anywhere in the world, all as listed on the Contingent Payments Schedule (which is represented by Sellers to contain only those products meeting the foregoing description), as the same may hereafter be distributed by or under license from Buyer and its Affiliates and regardless of the name, model number or other designation under which such bradycardia pulse generator models are hereafter sold or distributed ("TPSI Licensed Pulse Generators"), (b) any bradycardia pulse generator model, whether or not appropriate regulatory approvals have currently been obtained for commercial distribution or clinical evaluation or testing, which incorporates the Business' rate-responsive algorithm commonly referred to as "minute ventilation" which is sold or distributed after the Closing Date by or under license (excluding royalty free cross licenses with third parties) from Buyer and its Affiliates, but exclusive of TPSI Licensed Pulse Generators ("Minute Ventilation Pulse Generators") and (c) any pacemaker lead product, whether or not heretofore manufactured, sold or distributed by the Business, which is sold or distributed after the Closing Date by Buyer or its Affiliates for use in connection with TPSI Licensed Pulse Generators that are sold or distributed after the Closing Date ("Related Leads").


                  (ii) Contingent Payment Amounts. With respect to any TPSI Licensed Pulse Generators and any Related Leads, the contingent payments payable by Buyer and its Affiliates to the Sellers shall be an amount equal to 15% of the amount by which (a) the annual Net Sales (as hereinafter defined) received by Buyer and its Affiliates from the sale or other disposition of such TPSI Licensed Pulse Generators and any Related Leads exceeds (b) US$120 million during each of the calendar years 1997 through 2002, inclusive. With respect to any Minute Ventilation Pulse Generators, the contingent payments payable by Buyer and its Affiliates to the Sellers shall be an amount equal to 2.5% of the Net Sales received by Buyer and its Affiliates from the sale or other disposition of such Minute Ventilation Pulse Generators during each of the calendar years 1997 through 2002, inclusive. "Net Sales" as used herein means the gross sales of Buyer and its Affiliates, received or receivable from any place in the world less any returns, allowances, credits, rebates, and when separately stated on an invoice, shipping and taxes; all as determined in accordance with United States generally accepted accounting principles consistently applied with those utilized by Buyer and its Affiliates in connection with their audited financial statements prepared in the ordinary course of their respective businesses and published in the annual report to stockholders of Buyer's parent company, St. Jude Medical, Inc., or any successor or assign (or, if such annual report to stockholders or audited financial statements are at any relevant time not prepared, then in any substantially similar financial statement prepared consistently with the same). If the Closing occurs in calendar year 1997, contingent payments payable for the remainder of such calendar year shall be calculated by multiplying the US$120 million base figure referred to above for calculating contingent payments on Net Sales from TPSI Licensed Pulse Generators and Related Leads by a fraction, the numerator of which is the number of days remaining in 1997 after the Closing Date, and the denominator of which is 365.

                  (iii) Maximum Contingent Payments. The amount of the contingent payments to be made by Buyer and its Affiliates to the Sellers shall not exceed, in the aggregate and calculated on a net present value basis as hereinafter described, US$25 million. In calculating the net present value of any contingent payments hereinafter paid, the amount of the contingent payments actually paid shall be discounted by the following discount factors (approximating an annual discount factor of 12%):

        Calendar Year with Respect to
           Which Contingent Payment
                  Is Payable                            Discount Factor
        -----------------------------                   ---------------

                     1997                                    0.893
                     1998                                    0.797
                     1999                                    0.712
                     2000                                    0.636
                     2001                                    0.567
                     2002                                    0.507

When the aggregate of all contingent payments hereinafter made by Buyer and its Affiliates to the Sellers hereunder shall equal US$25 million, calculated on a net present value basis using the applicable discount factors as aforesaid, then no further or additional contingent payments or other amounts shall be payable by Buyer and its Affiliates to the Sellers with respect to the foregoing.

                  (iv) Payments; Disputes. All contingent payments payable by Buyer to the Sellers hereunder shall be paid on or before March 1 in each of the years 1998 through 2003, inclusive, with respect to Net Sales from the products subject to contingent payments for the prior calendar year. For example, all contingent payments due with respect to Net Sales from January 1, 1997 through December 31, 1997 shall be payable on March 1, 1998. Buyer shall pay such amounts to Sellers within the United States without deduction for any withholding taxes imposed by any jurisdictions. Buyer shall deliver to the Sellers on or prior to March 1 in each applicable year, together with its payment of the applicable amount, a schedule of its Net Sales from each of the TPSI Licensed Pulse Generators, Related Leads and of the Minute Ventilation Pulse Generators for the prior calendar year, together with such detailed supporting documentation as the Sellers may reasonably request. In case the Sellers disputes any item in such schedule, or the related contingent payments calculation, the Sellers shall so notify Buyer in writing within 90 days of their receipt from Buyer of such schedule and supporting detail. If the parties are unable to resolve any such dispute within 60 days thereafter the parties shall submit the disputed items to a third party accounting firm of international standing for final resolution in the same manner referred to in
Section 1.1 of the Adjustment Agreement.

                  (v) Allocation of Payments. All contingent payments payable hereunder shall be payable to TPSI and shall be allocated for all United States and foreign income tax reporting purposes solely to such payee, its successors or assigns.

                  (c) The Purchase Price and any other payments to be made pursuant to this Agreement shall be made in U.S. Dollars by wire transfer of immediately available funds, in such amounts and to such bank accounts as the receiving party shall designate to the paying party.

                  2.2. ALLOCATION OF PURCHASE PRICE. Prior to the Closing, Buyer and Sellers shall use their best reasonable efforts to reach an agreement regarding how the Purchase Price, together with the Assumed Liabilities (as hereinafter defined), shall be allocated among the Purchased Assets. Assuming the parties reach such an agreement, Buyer and Sellers shall file all tax returns and statements, forms and schedules in connection therewith consistent with such allocation and shall take no position contrary thereto unless required by law. Each of Buyer and the Sellers shall treat the purchase and sale of assets under this Agreement as an "applicable asset acquisition" within the meaning of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall prepare and timely file Internal Revenue Service Form 8594 (and any required exhibits thereto) in a manner consistent with the allocation of the Purchase Price under this Section 2.2. In the event of any adjustment to the Purchase Price pursuant to this Agreement or the Adjustment Agreement, the allocation shall be adjusted in the manner provided for in the Adjustment Agreement.

                  2.3. CLOSING DATE. The Closing shall be consummated at 10:00 A.M., local time, on the last business day of the month in which the conditions to the Closing set forth in Articles VIII and IX have been satisfied, at the offices of Gardner, Carton & Douglas at 321 North Clark Street, in Chicago, Illinois, or at such other time or place as shall be agreed upon by Buyer and each Seller. The time and date on which the Closing is actually held is referred to herein as the "Closing Date." The Closing shall be effective on and after the opening of business on the Closing Date and risk of any loss with respect to the Purchased Assets shall pass to Buyer at such effective time.

                                  ARTICLE III.

                            ASSUMPTION OF LIABILITIES

                  3.1. ASSUMED LIABILITIES. Subject to Section 3.2, on the Closing Date and effective at the Closing, Buyer shall assume and agree to discharge the following liabilities, obligations and commitments of Sellers, as the same may exist at the Closing Date:

                  (a) Balance Sheet Liabilities. All liabilities, obligations and commitments of the Sellers reserved for or reflected on the audited balance sheet of Sellers as of June 30, 1996, adjusted, however, to exclude the Excluded Assets and the Excluded Liabilities (the "Year End Balance Sheet"), as the same may exist as of the Closing Date;

                  (b) Ordinary Course. All liabilities, obligations and commitments incurred by Sellers since June 30, 1996 in the ordinary course of the conduct of the Business that are of the same type or nature as those reserved for, or reflected on, the Year End Balance Sheet, as the same may exist as of the Closing Date (collectively, the "Ordinary Course Liabilities");

                  (c) Executory Contracts. All liabilities, obligations and commitments of Sellers to be paid or performed after the Closing Date pursuant to the Seller Agreements and the Miscellaneous Agreements;

                  (d) Warranties; Returns. Except as set forth in Section 3.2(d), all ordinary course obligations of Sellers required to be performed after the Closing Date pursuant to product or service guaranties or warranties (whether express or implied) or under Sellers' product return policies given in the ordinary course by a Seller, including, without limitation, all liabilities and obligations for product returns (regardless of whether such products were sold before or after the Closing Date);

                  (e) FDA Consent Decree. Liabilities, obligations or commitments of Seller for periods from and after the Closing Date pursuant or related to the Consent Decree entered into by TPLC and James W. Dennis with the United States Food and Drug Administration (the "FDA") as of May 22, 1995 (as well as the liabilities, obligations and commitments of Mr. James W. Dennis pursuant or related thereto) a copy of which has been provided to Buyer (as amended from time to time, the "FDA Consent Decree"), as such liabilities, obligations or commitments are interpreted or construed by the FDA or any appropriate court of law or Governmental Body; and

                  (f) Vacation Time; Sick Days. Liabilities, obligations or commitments of either Seller for accrued vacation pay (to the extent accrued on the Year End Balance Sheet ) or as thereafter accrued in the ordinary course and reflected on either Seller's financial books and records at the Closing Date; or holidays, sick days, personal days, pregnancy or family leave or other similar holiday or other matters for all Transferred Employees (as defined in Section 7.2), regardless of whether any Seller has accrued any liabilities or reserves for such matters.

All of the foregoing liabilities, obligations and commitments to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the "Assumed Liabilities." In no event shall Buyer assume or otherwise become responsible for any liabilities of Sellers, or any Persons (as defined in Section 4.3) which directly or indirectly control, are controlled by, or are under common control with, Sellers (collectively, "Affiliates"), other than the Assumed Liabilities.

                  3.2. EXCLUDED LIABILITIES. Notwithstanding anything to the contrary contained in Section 3.1, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability, obligation or commitment of Sellers (whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise or due and owing or arising prior to, on or after the Closing Date) not expressly assumed by Buyer pursuant to the transactions contemplated by this Agreement (all such liabilities, obligations or commitments not being assumed are collectively referred to herein as the "Excluded Liabilities"), and none of the following shall be "Assumed Liabilities" for purposes of this Agreement:

                  (a) Taxes. Liabilities in respect of any Taxes imposed on either of the Sellers for all periods prior to the Closing Date;

                  (b) Litigation. Liabilities for the following (regardless of whether any such liability is direct, indirect or by reason of indemnification granted to, or other agreements with third parties prior to the Closing Date, or based upon theories of successor liability imposed upon Buyer as a result of its continuation after the Closing of the Business or sale of any product line thereof) (collectively, the "Litigation"): all claims (whether brought by any person individually or in a class, derivative or representative capacity, including a trustee in bankruptcy), proceedings, lawsuits, recalls, investigations, damages, losses or fines that relate to, or arise out of, any damage, loss or injury to third parties alleged to be caused by: (x) the "active lead" product models incorporating the so-called "J wire" (including, without limitation, those models commonly referred to as the 329-701, 330-801, or 033-812 product models) (the "Active Lead Products") which were manufactured, sold or distributed by the Business prior to the Closing Date, (y) the "passive lead" product models incorporating the so-called "J wire" (including, without limitation, those models commonly referred to as the ENGUARD or the ENCOR 330-854, 033-856, 330-755 or 033-757 product models) (the "Passive Lead
Products") which were manufactured, sold or distributed by the Business prior to the Closing Date, or (z) defects in, or the negligent design or manufacture of, any other products sold by or for the Business prior to the Closing Date to unaffiliated third party purchasers, or which are part of Seller's "finished goods inventory" as of the Closing Date (provided that for purposes of this Agreement, any products which the Sellers or the Business are prohibited from selling under any Requirements of Law (as defined in Section 4.3) by virtue of the FDA Consent Decree shall not be deemed to be part of the "finished goods inventory") including, without limitation, those claims and lawsuits set forth on the Product Liability Litigation Schedule;

                  (c) Intercompany Liabilities. (1) Liabilities and obligations owed to any Affiliate of either Seller, including any trade or other accounts payable by either of the Sellers to any of their Affiliates set forth on the Year End Balance Sheet under the following headings, as the same may exist at the Closing: Operating Advances, Intergroup Loans Payable and IG Trade Bills Payable or any interest due on any intercompany liabilities or obligations, (2) any liability or other obligation of either of the Sellers under or related to the Patent Purchase Agreement dated as of May 28, 1996 with Telectronics NV pursuant to which certain of the Proprietary Rights were transferred from Telectronics NV to TPSI and, (3) any liability or other obligation arising pursuant to any agreement listed on the Affiliated Agreements Schedule;

                  (d) Certain Warranty, Monitoring and Recall Matters. Liabilities and obligations pursuant to (i) any product warranty matters, whether express or implied, relating to the Active Lead Products, the Passive Lead Products or the so-called "Soft-Top Products," including, without limitation, any recall costs or other costs and expenses incident to any required monitoring of any person who was implanted with an Active Lead Product, a Passive Lead Product or a Soft-Top Product, and (ii) any required payments, reimbursements or repayments pursuant to settlement agreements which have been or may be reached by Sellers with the Health Care Finance Administration or similar state, local or foreign agencies concerning payments for any Active Lead Product, Passive Lead Product or a Soft-Top Product heretofore marketed by Sellers. Buyer shall sell to Sellers (or their designees), at Buyer's cost and upon either Seller's request after the Closing, a sufficient number of comparable replacement products and components (with appropriate warranties consistent with Buyer's responsibility as described below to further replace such products and components at Buyer's cost) from products and components then manufactured by Buyer or its present or future Affiliates, so that Sellers and their Affiliates can provide such replacement products and components to any recipients of the Active Lead Products, the Passive Lead Products, the Soft-Top Products or any other products as to which Sellers or their Affiliates have retained the liabilities for satisfying such product warranties pursuant to this Agreement or the International Purchase Agreements, provided that if any such replacement products or components must themselves be subsequently replaced, Buyer's sole responsibility shall be to sell such replacements to Sellers (or their designees) at Buyer's cost;

                  (e) Excluded Assets. Liabilities and obligations associated with the Excluded Assets;

                  (f) Actions. Liabilities and obligations arising in connection with all actions, suits, claims, investigations or proceedings pending on the Closing Date;

                  (g) Employee Benefits. Liabilities or obligations arising from or relating to the employment or termination of employment of any of Sellers' employees on or before the Closing Date, including, but not limited to, any obligations or liabilities arising from or relating to any employee compensation or benefit plans or arrangements, except as otherwise expressly set forth in this Agreement;

                  (h) Borrowed Money. Liabilities and obligations under any indebtedness for borrowed money;

                  (i) Sales Representative Retention Bonuses. Liabilities and obligations pursuant to the "Twenty-Four Month Representative Bonus Plan" (the "Retention Plan") which are payable within 60 days after November 30, 1996 and are described on the Employee Benefits Schedule; and

                  (j) Environmental Liabilities. All Environmental Liabilities (as defined below) arising from conditions existing or activities occurring on or prior to the Closing Date. "Environmental Liabilities" means all liabilities (including tort liabilities to third parties) to the extent relating to the Purchased Assets, whether contingent or fixed, known or unknown, which arise under or relate to matters covered by Environmental Laws (as defined in Section 4.19).

                  (k) China Liabilities. All liabilities to employees or for leased premises relating to the shutdown of any offices in the People's Republic of China.

                  (l) Certain Benefits. All liabilities and obligations retained by Sellers for certain employee benefits as described on the Employee Benefits Schedule.


                                   ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers jointly and severally represent and warrant to Buyer as follows:

                  4.1. ORGANIZATION OF SELLERS. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the U.S. Operations require Sellers to qualify to transact business as a foreign corporation, except for those jurisdictions where the failure to so qualify could not reasonably be expected to have a material adverse effect on the Business, assets, conditions or results of operations of the U.S. Operations taken as a whole (a "Material Adverse Effect") or the ability of Sellers to lawfully consummate the transactions contemplated by this Agreement in all material respects. Each Seller has the corporate power and authority to conduct the U.S. Operations currently conducted by it.

                  4.2. CORPORATE AUTHORITY. Each Seller has the corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Documents (as defined in Section 8.5(c)) and to perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents by each Seller has been duly authorized and approved by their respective boards of directors and by their respective stockholders. This Agreement has been, and the Seller Ancillary Documents will be, duly executed and delivered by each Seller, and assuming due authorization, execution and delivery by Buyer, this Agreement is, and the Seller Ancillary Documents will be, the legal, valid and binding obligation of each Seller enforceable in accordance with their terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

                  4.3. ABSENCE OF SELLER CONFLICTS. Except as set forth in the Consents/Conflicts Schedule, the execution and delivery of this Agreement and the Seller Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, will not:

                  (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the creation or imposition of any Encumbrance (as defined in Section 4.9) upon any of the Purchased Assets, under (1) the Certificate of Incorporation or by-laws of any Seller, (2) any Seller Agreement, (3) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which either Seller is a party or any of the Purchased Assets is subject, (4) any judgment, order, award or decree of any federal, state, local or other court or tribunal or any award in any arbitration proceeding (a "Court Order") to which any Seller is a party or pursuant to which the Purchased Assets are bound, or (5) any federal, state or local laws, statutes, regulations, rules, codes or ordinances (collectively, "Requirements of Law") enacted, adopted, issued or promulgated by any United States, foreign, federal, state, local or other governmental authority, body or instrumentality ("Governmental Body") affecting any Seller or the Purchased Assets, or

                  (ii) require the approval, consent, authorization or act of, or the making by either Seller of any declaration, notification, filing or registration with, any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body (collectively, a "Person"), except, in each case, for any of the foregoing, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect or materially hinder or impair the consummation of the transactions contemplated hereby.

                  4.4. COMPLIANCE WITH CERTAIN LAWS, RULES AND REGULATIONS. Except as described in the Compliance with Laws Schedule, to each Seller's knowledge the methods and means employed by the Sellers in the conduct of the U.S. Operations comply with all Requirements of Law and Court Orders applicable to the Purchased Assets or the U.S. Operations, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Except as described in the Compliance with Laws Schedule, since September 30, 1992, neither Seller has received any written notice of violation, and to each Seller's knowledge, neither Seller is under investigation with respect to a violation, of any Requirement of Law or Court Order which has, or would reasonably be expected to have a Material Adverse Effect.

                  4.5. FINANCIAL MATTERS. (a) Sellers have provided to Buyer combined financial statements, including a statement of income and balance sheet and certain footnotes, in respect of the operations and assets and liabilities (other than the Excluded Assets and the Excluded Liabilities), which are encompassed collectively by this Agreement and the International Purchase Agreements (the "Combined Financial Statements"). The Combined Financial Statements, as at and for the years ended June 30, 1995 and 1996, have been derived from the financial statements prepared by the respective Sellers and their respective affiliated entities referred to in this Agreement and the International Purchase Agreements (and provided to the Buyer) for purposes of the consolidated annual report to shareholders by the Pacific Dunlop Limited group, together with, in the case of the Combined Financial Statements at and for the year ended June 30, 1996, such adjustments as have been considered necessary to give, in all material respects, appropriate effect to the treatment of the Excluded Assets and the Excluded Liabilities and other matters as specified in and required by this Agreement and the International Purchase Agreements.

                  (b) The Combined Financial Statements have been derived from financial statements prepared for consolidation purposes and in accordance with Pacific Dunlop Limited group accounting policies in operation at the time (but adjusted in respect of research and development expenditures), and in accordance with Australian generally accepted accounting principles ("GAAP"); provided that the Year End Balance Sheet has been prepared in accordance with United States generally accepted accounting principles. However, the Combined Financial Statements do not contain all footnote disclosures nor all statements (such as a statement of cash flows) which otherwise may be required by GAAP. Certain other adjustments have been incorporated in the Combined Financial Statements to give effect to the requirements of GAAP in respect of consolidated financial statements, together with such other adjustments as specified by this Agreement and the International Purchase Agreements.

                  (c) The Combined Financial Statements, due to their basis of preparation, reflect a different combined financial position than that which is reflected in the statutory financial statements of the individual entities which are parties to the Agreements, due to certain jurisdictional differences between GAAP and financial reporting practices of the country of domicile, and due to the elimination of certain intercorporate transactions and balances, or components thereof.

                  4.6. OPERATIONS SINCE THE FISCAL YEAR END. Except as otherwise contemplated by this Agreement, or as set forth in the Conduct of Domestic Operations Schedule, since June 30, 1996:

                  (a) other than the Litigation and the Excluded Liabilities, there has been no change in the financial condition, liabilities, operations or business of the U.S. Operations or the Purchased Assets resulting in a Material Adverse Effect, and

                  (b) neither of the Sellers has:

                  (i) sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the material assets utilized in the U.S. Operations, except for Inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of business and except for Permitted Encumbrances (as defined in Section 4.9);

                  (ii) canceled any debts owed to or claims held by it (including the settlement of any claims or litigation) other than in the ordinary course of business;

                  (iii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances made by an Affiliate of a Seller in the ordinary course of business);

                  (iv) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business;

                  (v) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business;

                  (vi) made, or agreed to make, any dividend or other distribution of assets to any of its stockholders or other Affiliates;

                  (vii) suffered any material casualty, damage, destruction or loss, or suffered any material interruption or use of any material assets or property on account of fire, flood, riot, strike or other hazard or "Act of God";

                  (viii) made any change in accounting methods or principles;

                  (ix) other than in the ordinary course of business consistent with past practice, entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any employee of the Business, increased benefits payable under existing severance or termination pay policies or employment agreements or increased compensation, bonus or other benefits payable to any employee of the Business; or

                  (x) experienced any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, picketing, work stoppages or threats thereof by or with respect to such employees.

                  4.7. NO UNDISCLOSED LIABILITIES. As of the date hereof, neither Seller has any obligation or liability of any nature with respect to the U.S. Operations (whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise), of the type required by GAAP to be reflected or reserved for on a balance sheet prepared consistently with the Combined Financial Statements, except for (i) liabilities provided for, or reserved against, in the Year End Balance Sheet, (ii) liabilities which have been incurred subsequent to the date of the Year End Balance Sheet in the ordinary course of business and consistent with past practice, (iii) liabilities under an executory portion of Seller Agreement or a Miscellaneous Agreement,
(iv) liabilities under the executory portion of any Governmental Permits, (v) liabilities set forth or referred to in any of the Disclosure Schedules, (vi) liabilities regarding the Litigation or which otherwise constitute Excluded Liabilities, and (vii) liabilities and obligations which are not material under GAAP to the operations or financial condition of the U.S. Operations and the International Operations, taken as a whole.

                  4.8. TAXES. (a) To each Seller's knowledge, it has accurately prepared and timely filed (including all extensions) all returns, reports or similar statements required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information returns, claims for refund, amended returns and declarations of estimated Tax (collectively, the "Tax Returns"). Except as set forth on the attached Taxes Schedule, to each Seller's knowledge, (i) all Tax Returns prepared and filed by each Seller are true and correct in all material respects and properly reflect the Taxes due for the periods covered thereby, (ii) all Taxes which are called for as due by the Tax Returns, or which are otherwise due to any taxing authority or other Governmental Body from any Seller, have been properly accrued or paid, and (iii) there are no tax liens on any of the properties or assets of any Seller, except for liens for current Taxes not yet due and payable.

                  (b) Except as set forth on the attached Taxes Schedule, there are no audits currently pending by any taxing authority in connection with Tax Returns of either of the Sellers.

                  (c) Neither of the Sellers is a foreign person within the meaning of Section 1445 of the Code.

                  (d) Except as set forth on the attached Taxes Schedule, no property owned by the Sellers (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property," within the meaning of Section 168(h)(i) of the Code or (iii) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code.

                  4.9. TITLE TO AND CONDITION OF PURCHASED ASSETS. The Sellers collectively have, and on the Closing Date will have, good and marketable title to (or valid and enforceable leasehold, license or similar interests in) all of the Purchased Assets, free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sales or other title retention agreements, defects in title, covenants or other restrictions (collectively, the "Encumbrances"), other than Encumbrances (i) which are set forth on the Encumbrances Schedule or (ii) which could not reasonably be expected to materially impair the utility, value or marketability of the encumbered Purchased Assets (collectively, the "Permitted Encumbrances"). SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO THE CONDITION OF ANY OF THE PURCHASED ASSETS, SUCH PURCHASED ASSETS BEING SOLD AS IS AND WHERE IS, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN. The retention of the Excluded Assets by Buyer will not prevent Buyer from conducting the Business after the Closing in all material respects in substantially the same manner as heretofore conducted.

                  4.10. ACCOUNTS RECEIVABLE. The Receivables, net of any reserves set forth or reflected on the Year End Balance Sheet or accrued thereafter in the ordinary course consistent with past practice, are good and valid receivables arising from the sale of goods and services in the ordinary course, pursuant to bona fide, arm's-length transactions. All of the products or services to be provided by either Seller that relate to such Receivables have been, or will be before the Closing Date, substantially provided by Sellers according to the terms of any agreements or understandings relating thereto. To Sellers' knowledge, none of the Receivables is subject to any counterclaim or setoff, except as may be set forth in the Disclosure Schedules. Notwithstanding anything to the contrary contained herein, Sellers are not guaranteeing the collection of the Receivables.

                  4.11. REAL PROPERTY. (a) The Real Property Schedule contains
(i) the address of and a description of each parcel of real property owned by each Seller that will be sold to Buyer hereunder (collectively, the "Owned Real Property"), and (ii) a list of each lease or similar agreement under which either Seller is lessee of, or holds or operates, any real property owned by any third person which is used in the U.S. Operations, the rights to which will be transferred to Buyer hereunder (collectively, the "Leased Real Property"). The Owned Real Property and the Leased Real Property are collectively referred to herein as the "Real Property" and constitute all of the real property material to the conduct of the U.S. Operations.

                  (b) Each Seller has (i) good, valid and marketable title to the Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances, and (ii) valid and enforceable leasehold interests in the Leased Real Property. Except as set forth on the Real Property Schedule, the Owned Real Property is not subject to any leases or tenancies. Each Seller's occupation, possession and use of the Leased Real Property has not been disturbed and no claim has been asserted or, to the knowledge of Sellers, threatened, which is adverse to any Seller's rights to continue the occupation, possession and use of the Leased Real Property as currently utilized. To each Seller's knowledge, no material default exists under any of the Leased Real Property leases.

                  (c) Except as disclosed on the Real Property Schedule, to each Seller's knowledge, none of the buildings, structures, improvements, or parcels of real estate comprising the Real Property is in material violation of, or is the subject of any material complaint or notice of material violation of, any applicable zoning ordinance, building code or restrictive covenant.

                  4.12. INVENTORY. Except as described on the Inventory Schedule and net of any reserves set forth or reflected on the Year End Balance Sheet or accrued thereafter in the ordinary course, all of the Inventory reflected on the Year End Balance Sheet was fairly valued at the lower of actual cost, standard cost (approximating actual cost including an appropriate proportion of overheads having regard to normal capacity of manufacturing facilities) or market, cost being determined on a first-in, first-out basis.

                  4.13. PERSONAL PROPERTY. The Personal Property Schedule contains (i) a list as of the date of this Agreement of all machinery, equipment, vehicles, furniture and other personal property owned by Sellers having an original cost of US$50,000 or more and used in the U.S. Operations, and (ii) a list of each lease or other agreement or right, whether written or oral, under which any Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third person and used in the conduct of the U.S. Operations, except those which are terminable by such Seller without penalty on sixty (60) days' or less notice or which provide for annual rentals of less than US$50,000.

                  4.14. GOVERNMENTAL PERMITS. (a) The Governmental Permits Schedule sets forth a list of all material licenses, franchises, permits, approvals and other authorizations from a Governmental Body which are necessary for Sellers to own, lease, operate and use the Purchased Assets and to conduct the U.S. Operations in material compliance with all Requirements of Law, except for such incidental licenses, permits and other authorizations which would be obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof (collectively, the "Governmental Permits").

                  (b) Except as set forth in the Governmental Permits Schedule,
(i) each Seller is in material compliance with its obligations pursuant to each of the Governmental Permits; (ii) no notice of cancellation, default, or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by any Seller; and
(iii) each of the Governmental Permits is valid, subsisting and in full force and effect.

                  4.15. PROPRIETARY RIGHTS. (a) The Proprietary Rights Schedule contains as of the date of this Agreement a list of (i) all United States and foreign patents and patent applications, trademarks, service marks, logos and trade names for which United States, state or foreign registrations have been issued or applied for, all other registered trademarks, service marks and trade names, owned by either Seller and used in the U.S. Operations, including, without limitation, all business names used by Sellers in the U.S. Operations during the past five years, whether or not registered (collectively, the "Proprietary Rights"), and (ii) any licenses or other agreements pursuant to which Seller has obtained or granted any rights regarding such Proprietary Rights. Regardless of whether they are listed on the Proprietary Rights Schedule, all trade secrets, including, but not limited to, ideas, inventions, (whether or not patentable), invention disclosures, formulae, compositions, copyrights, processes, designs, developments and other confidential business information, developed, acquired, used or possessed by or for either Seller in connection with the Business, shall be considered "Proprietary Rights" for purposes of this Agreement.

                  (b) Since January 1, 1993, except as set forth in the Proprietary Rights Schedule, no Seller has received written notice of any claim contesting the ownership, validity, license or use of the subject matter of the Proprietary Rights by Sellers or the sale of products and services in connection with the U.S. Operations, or of any claim that any of the foregoing infringe, misappropriate or conflict with the intellectual property rights of a third party.

                  (c) Neither Seller has made any written claim of any continuing infringement, misappropriation or unfair competition by any person of or with respect to any Proprietary Rights. Except as disclosed in the Proprietary Rights Schedule, to each Seller's knowledge, no Proprietary Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by either Seller with respect to the Business or restricting the licensing thereof by either Seller to any person which restriction has had, or would reasonably be expected to have, a Material Adverse Effect.

                  (d) Upon consummation of the transactions contemplated by this Agreement and the International Purchase Agreements, Buyer will have the rights, subject to the obligations, of the "Telectronics Group" to make, have made, use, sell and have sold "Cardiac Stimulation Devices" under that License Agreement, dated February 14, 1994, between the "Telectronics Group" and the "Lilly Group", without the need for any consent from any member of the "Lilly Group" or any of its successors or permitted assigns thereunder (as all of the aforementioned terms are defined in such License Agreement.)

                  4.16. EMPLOYEES AND RELATED AGREEMENTS; ERISA. (a) Except as described in the Employee Benefits Schedule, no Seller is a party to or bound by any oral or written employee collective bargaining agreement, employment agreement (other than employment agreements terminable by any Seller without penalty on notice of 30 days or less under which the only monetary obligation of such Seller is to make current wage or salary payments and provide current fringe benefits), consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete (other than confidentiality agreements and covenants not to compete entered in the ordinary course with employees, agents and representatives). There are no material controversies pending or, to any Seller's knowledge, threatened between any Seller and its employees or any labor union or other organization representing or claiming to represent such employees' interests.

                  (b) For purposes of this Agreement, (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and (ii) the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life (including, without limitation, any individual life insurance policy under which an employee of any Seller is the named insured and as to which Seller makes premium payments, whether or not such Seller is the owner, beneficiary or both of such policy), death benefit, group insurance, profit-sharing, deferred compensation, stock option, stock purchase, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including, without limitation, any pension plan as defined in Section 3(2) of ERISA ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether or not any of the foregoing is funded or insured and whether written or oral, which is intended to provide or does in fact provide benefits to any employees of any Seller, and to which any Seller is a party or by which any Seller (or any of the rights, properties or assets of any Seller) is bound. Except as described in the Employee Benefits Schedule, (i) none of the Sellers maintain, nor are they required to contribute to, any Employee Plan on behalf of its employees; (ii) no employees of any Seller are covered under any Employee Plan; and (iii) each Employee Plan that is intended to be qualified under
Section 401(a) of the Code, has received a favorable determination letter of the Internal Revenue Service stating that the plan meets the requirements of the Code and that the trust associated with the plan is tax-exempt under Section 501(a) of the Code, copies of which have been furnished to Buyer.

                  (c) None of the Sellers has ever contributed, or been obligated to contribute, to any multiemployer plan (within the meaning of Section 4001 of ERISA) with respect to the employees of any Seller.

                  (d) To each Seller's knowledge, each Welfare Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with, and has been maintained and operated in accordance with, each of the health care continuation requirements of Section 162(k) of the Code as in effect for years beginning prior to 1989, Section 4980B of the Code for years beginning after December 31, 1988, and Part 6 of Title I, Subtitle B of ERISA.

                  (e) Except as disclosed on the Employee Benefits Schedule, no Seller has any liabilities for post-retirement welfare benefits, including retiree medical benefits.

                  (f) To each Seller's knowledge, (i) each Employee Plan, the administrator and fiduciaries of each Employee Plan, and each Seller have at all times complied in all material respects with the applicable requirements of ERISA (including, but not limited to, the fiduciary responsibilities imposed by Part 4 of Title I, Subtitle B of ERISA), the Code and any other applicable Requirements of Law (including regulations and rulings thereunder) governing each Employee Plan, and (ii) each Employee Plan has at all times been properly administered in all material respects in accordance with all such Requirements of Law, and in accordance with its terms to the extent consistent with all such Requirements of Law.

                  (g) Except as disclosed on the Employee Benefits Schedule, no Seller is delinquent as to contributions or payments to or in respect of any Employee Plan as to which such Seller is in any way obligated to make contributions or payments, nor has any Seller failed to pay any assessments made with respect to any such Employee Plan. All contributions and payments with respect to Employee Plans that are required to be made by Sellers with respect to periods ending on or before the Closing Date (including periods from the first day of the then-current plan or policy year to and including the Closing
Date) have been made or will be accrued before the Closing Date by Sellers in accordance with the appropriate actuarial valuation report or insurance contracts or arrangements.

                  (h) To each Seller's knowledge, with respect to each Employee Plan, there has not occurred, nor is any person contractually bound to enter into, any non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

                  (i) No "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, maintained by any Seller and covering current or former employees of such Seller, has been completely or partially terminated or has been the subject of a "reportable event" (within the meaning of Section 4043 of ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation, other than events reportable on Form 5310 of the Internal Revenue Service.

                  (j) No proceeding by the Pension Benefit Guaranty Corporation to terminate any Pension Plan in accordance with Subtitle 1 of Title IV of ERISA has been instituted, is, to the Sellers' knowledge, currently threatened or could reasonably be expected to be threatened.

                  4.17. CONTRACTS. Except as set forth in the Contracts Schedule, no Seller is a party to or bound by:

                  (i) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract, agreement or commitment which such Seller reasonably anticipates will involve the payment after the date hereof of more than US$50,000 during the next succeeding fiscal year of a Seller, or which extends beyond June 30, 1997;

                  (ii) any contract, agreement or commitment regarding the clinical testing of any product designed or manufactured by, or the rights to which are held by, a Seller, which such Seller reasonably anticipates will involve the payment after the date hereof of more than US$50,000 during the next succeeding fiscal year of a Seller, or which extends beyond June 30, 1997;

                  (iii) any contract, agreement or commitment regarding the sale or other disposition of products or services by any Seller, or for the purchase of raw materials, products or services by any Seller, which such Seller reasonably anticipates will involve the receipt or payment after the date hereof of more than US$50,000 during the next succeeding fiscal year of a Seller, or which extends beyond June 30, 1997;

                  (iv) any guarantee or indemnification agreement for the benefit of any third party;

                  (v) any written employment contracts, agreements, arrangements and commitments applicable to any employees of a Seller, excluding any noncompetition, confidentiality or secrecy agreements, invention disclosure or assignment agreements entered into in the ordinary course with employees, agents and representatives and also excluding any employment contracts, agreements or arrangement disclosed in the Employee Benefits Schedule;

                  (vi) any contract, agreement or commitment which provides for the incurrence by a Seller of indebtedness for borrowed money;

                  (vii) any non-compete agreement with any Persons (other than non-compete agreements with sales representatives or distributors entered into in the ordinary course and confidentiality agreements with employees, agents and others entered into in the ordinary course);

                  (viii) any partnership or joint venture agreement;

                  (ix) any collective bargaining or other union agreement;

                  (x) any contract, agreement or commitment pursuant to which any person is granted a general or special power of attorney by any of the Sellers; or

                  (xi) any other contract, agreement, commitment, understanding or instrument involving payment or receipt after the date hereof of more than US$50,000 in the aggregate in the next succeeding fiscal year of a Seller and not terminable without penalty by a Seller on sixty
         (60) days' or less notice, or which is otherwise material to the U.S. Operations.

                  4.18. STATUS OF CONTRACTS. Except as set forth in the Status of Contracts Schedule:

                  (a) each of the leases, contracts and other agreements of Sellers listed in the Real Property Schedule, the Personal Property Schedule, the Proprietary Rights Schedule, the Employee Benefits Schedule and the Contracts Schedule (collectively, the "Seller Agreements," including therein the license agreements between Sellers or their Affiliates and Intermedics Inc. and Cardiac Pacemakers, Inc. or their affiliates) constitutes a valid obligation of such Seller and, to each Seller's knowledge, the other parties thereto and is in full force and effect;

                  (b) no Seller has been declared to be in material breach or material default under any of the Seller Agreements and, to each Seller's knowledge, no other party to any of the Seller Agreements is in material breach or material default thereunder; and

                  (c) true and complete copies of all Seller Agreements, including any amendments thereto, have been made available to Buyer.

                  4.19. ENVIRONMENTAL MATTERS.

         Except as set forth on the Environmental Matters Schedule:

                  (a) the operations of the Business are in compliance with applicable Environmental Laws, except for such matters that would not reasonably be expected to result in a Material Adverse Effect;

                  (b) Sellers have obtained all permits required under all applicable Environmental Laws (as herein defined) necessary to operate the Business as currently conducted, except where the failure to obtain such permits would not reasonably be expected to result in a Material Adverse Effect;

                  (c) neither Seller is the subject of any outstanding written order or contract with any Governmental Body regarding any release or threatened release of a Hazardous Substance (as defined below) or any remediation thereof;

                  (d) neither Seller has received any written communication from a Governmental Body or any third party alleging that such Seller is in violation of any Environmental Law, or any permit issued pursuant to Environmental Laws, or has any liability under any Environmental Law, except for such violations or liabilities which would not result in a Material Adverse Effect;

                  (e) to each Seller's knowledge, the U.S. Operations are not a treatment, storage or disposal facility of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

                  (f) to each Seller's knowledge, there are no investigations of the U.S. Operations, pending or threatened, which would reasonably be expected to lead to the imposition of any liability pursuant to any Environmental Law which would result in a Material Adverse Effect;

                  (g) to each Seller's knowledge, there is not located at any of the Real Property any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls in violation of any Environmental Law;

                  (h) to each Seller's knowledge, Sellers have provided to Buyer all written environmentally related audits, studies, reports, analyses, and results of investigations prepared by, or on behalf of, either Seller or their Affiliates since January 1, 1991 that have been performed with respect to Seller's currently or previously owned, leased or operated properties;

                  (i) As used in this Agreement, (i) "Environmental Laws" means any federal, state or local statute, regulation, ordinance, or rule of common law in any way relating to the protection of the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C. App. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 9601 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substance Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), and the regulations promulgated thereto, and (ii) "Hazardous Substance" shall have the meaning assigned in CERCLA.

                  4.20. LEGAL PROCEEDINGS. Except for the Litigation, the FDA Consent Decree and as set forth on the Legal Proceedings Schedule, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending, or, to each Seller's knowledge, threatened, against any of the Sellers or relating to the U.S. Operations.

                  4.21. NO FINDER. None of the Sellers, nor any person acting on their behalf, has retained any broker, finder, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which the Buyer may be liable.

                                   ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

                  5.1. ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which Buyer's operations require that it qualify to transact business as a foreign corporation, except for those jurisdictions where the failure to so qualify is not likely to have a material adverse effect on Buyer's business or financial condition, or the ability of Buyer to lawfully consummate the transactions contemplated by this Agreement in all material respects. Buyer has the corporate power and authority to conduct its operations as currently conducted.

                  5.2. AUTHORITY OF BUYER. Buyer has the corporate power and authority to execute and deliver this Agreement and the Buyer Ancillary Documents (as defined in Section 9.6(c)) and to perform its obligations hereunder and thereunder. Buyer's execution, delivery and performance of this Agreement and the Buyer Ancillary Documents has been duly authorized and approved by Buyer's board of directors. This Agreement has been, and the Buyer Ancillary Documents will be, duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by each Seller, this Agreement is, and the Buyer Ancillary Documents will be, the legal, valid and binding obligation of Buyer enforceable in accordance with their terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditor's rights.

                  5.3. ABSENCE OF BUYER CONFLICTS. The execution and delivery of this Agreement and the Buyer Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, will not:

                  (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation, or result in the creation or imposition of any Encumbrance upon Buyer's assets under (1) the charter or by-laws of Buyer, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject, (3) any Court Order to which Buyer is a party or by which it is bound, or (4) any Requirements of Law affecting Buyer; or

                  (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except in each case, for any of the foregoing individually or in the aggregate which would not be reasonably expected to have a material adverse effect on Buyer or its business taken as a whole or materially hinder or impair the consummation of the transactions contemplated hereby.

                  5.4. NO FINDER. Neither Buyer nor any person acting on its behalf has retained any broker, finder, investment banker or financial advisor in connection with this Agreement, or any transaction contemplated hereby, for which Sellers may be directly or indirectly liable.

                  5.5. FINANCIAL ABILITY. Buyer has the financial ability to consummate the transactions contemplated by this Agreement, the Buyer Ancillary Documents and the International Purchase Agreements and has furnished, or will furnish, Sellers with satisfactory written evidence thereof.

                                   ARTICLE VI.

                        ACTIONS PRIOR TO THE CLOSING DATE

         Buyer and Sellers covenant and agree to take the following actions between the date hereof and the Closing Date:

                  6.1. BUYER'S INVESTIGATION. Each Seller shall provide Buyer and its representatives with reasonable access during normal business hours to the offices, properties, employees and business and financial records of Sellers, and shall furnish to Buyer or its representatives such additional information concerning the Purchased Assets and the U.S. Operations as shall be reasonably requested; PROVIDED, HOWEVER, that no Seller shall be required to violate any obligation of confidentiality to which it is subject in discharging its obligations pursuant to this Section 6.1. Buyer agrees that it will conduct such investigation in a manner which does not unreasonably interfere with the operations of the Business.

                  6.2. PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall use its best efforts to refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Sellers shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against any Seller which would have been required to be listed in the Legal Proceedings Schedule if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

                  6.3. OPERATIONS PRIOR TO THE CLOSING DATE. (a) Each Seller shall operate and carry on the U.S. Operations only in the ordinary course and substantially as presently operated or as proposed to be operated (as previously discussed with Buyer), or as hereafter agreed to by Buyer. Consistent with the foregoing, each Seller shall use its reasonable efforts consistent with good business practice to: preserve the goodwill of the suppliers, contractors, licensors, employees, customers, sales representatives, distributors and others having business relations with the U.S. Operations; continue in effect all material existing policies of insurance (or comparable insurance) with third-party carriers of or relating to the Business; keep available the services of the present officers, employees and agents of the Business; continue production and promotional and sales efforts in accordance with existing plans and forecasts; and comply in all material respects with its obligations pursuant to the FDA Consent Decree.

                  (b) Notwithstanding Section 6.3(a), except as expressly contemplated by this Agreement or as required pursuant to the FDA Consent Decree, no Seller shall take any of the following actions, other than in the ordinary course of the conduct of the Business, as now conducted or as proposed to be conducted (as previously discussed with Buyer), or as hereafter agreed to by Buyer, without the prior written approval of Buyer:

                  (i) make any material change in the conduct of the U.S. Operations;

                  (ii) enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in the Contracts Schedule if in effect on the date hereof, or enter into any contract which cannot be assigned to Buyer or a permitted assignee of Buyer;

                  (iii) enter into any contract for the purchase of real property or for the sale of any Owned Real Property;

                  (iv) sell, lease (as lessor), transfer or otherwise dispose of, mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than Inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of business, and other than Permitted Encumbrances;

                  (v) cancel any debts owed to or claims held by it, other than in the ordinary course of business or to the extent that such debts or claims constitute Excluded Assets or Excluded Liabilities;

                  (vi) create, incur or assume any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligation;

                  (vii) accelerate or delay collection of any notes or accounts receivable generated by the U.S. Operations in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the business;

                  (viii) delay or accelerate payment of any account payable or other liability of the U.S. Operations beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business;

                  (ix) amend, terminate or give notice of termination with respect to any existing agreement, contract or commitment to which Seller is a party, or waive any material rights thereunder; or

                  (x) agree to do any of the foregoing.

                  6.4. ANTITRUST LAW COOPERATION. Buyer and Sellers shall diligently and in good faith cooperate with each other and with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") to file the notifications and further information required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any rules and regulations promulgated thereunder (collectively, the "HSR Act"), with respect to the transactions contemplated hereby and to seek early termination and expiration of the waiting period thereunder. Buyer and Sellers agree that each will make their initial filing regarding the transactions contemplated by this Agreement with the FTC and the DOJ no later than October 3, 1996. Buyer and Sellers agree to make available to the other, such information as each of them have provided to any Governmental Body pursuant to the HSR Act and any such rules and regulations thereunder.

                  6.5. LITIGATION COOPERATION. Buyer and each Seller shall diligently and in good faith cooperate with each other in order to defeat any efforts by parties to the Litigation (or others) to obtain the issuance of any order, decree or ruling, restraining, enjoining or otherwise prohibiting or delaying the lawful consummation of the transactions contemplated hereby. Buyer and Sellers shall take any and all actions reasonably necessary to prevent the entry of any order, preliminary or permanent injunction, or other legal restraint or prohibition preventing consummation of the transactions contemplated hereby and to lift, mitigate or rescind the effect of any litigation or administrative proceeding adversely affecting the consummation of the transactions contemplated hereby.

                                  ARTICLE VII.

                              ADDITIONAL AGREEMENTS

                  7.1. [RESERVED].


                  7.2. EMPLOYEES AND EMPLOYEE BENEFIT PLANS. (a) The Retained Employee Schedule contains a list of all employees that Sellers expect to retain as employees after the Closing Date (collectively, the "Retained Employees"). Buyer and its affiliates shall not hire any of the Retained Employees for a period of two (2) years following the Closing Date (except that the foregoing shall not apply to any Retained Employee whose employment has been terminated by a Seller, or any Affiliate of a Seller), nor induce, solicit or encourage any such Retained Employees to terminate their employment with Sellers. Buyer shall offer employment on an "at will" basis to all employees of Sellers (other than Retained Employees) who are actively employed on the Closing Date, and such persons who accept such offer shall be hereafter referred to as "Transferred Employees." Each such offer of employment shall be on substantially the same terms and conditions of employment and which are, in the aggregate, substantially as favorable as those under which such person is employed immediately prior to the Closing Date. Buyer shall also offer employment on an "at will" basis to each employee of Sellers who is temporarily absent from active employment on the Closing Date (the "Inactive Employees") upon termination of such temporary absence, provided such employee is able to perform the essential functions of the position he or she previously held with Sellers prior to such absence, and any such employee shall be treated as a Transferred Employee from and after his or her date of employment with Buyer. At the Closing, Sellers shall deliver a schedule of such Inactive Employees to Buyer. Buyer may, on account of a reduction in force program and subject to applicable laws, elect not to offer employment to any Inactive Employee in accordance with the foregoing sentence, and instead make payments to Sellers regarding such Inactive Employees equal to the amounts payable to such Inactive Employees under
(x) the applicable Seller's severance plan, and (y) all other benefits, programs or laws applicable to such Inactive Employees (to the extent Buyer would be required hereunder to make such payments if such employee were a Transferred Employee). After the Closing, and subject to applicable laws and existing employment terms (to the extent such employment terms are Buyer's responsibility with respect to Transferred Employees), Buyer shall have the right, at any time, to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

                  (b) Each Seller shall be responsible for the payment of any severance pay and other benefits or amounts due to any Retained Employee (but only to the extent Seller is legally obligated to provide any such benefits to such employee through the Closing Date). Buyer shall be responsible for the payment of any wages, severance pay, benefits, or any other obligation to any person who is a Transferred Employee to the extent set forth on the Employee Benefits Schedule and the letter agreement between Buyer and Sellers of even date herewith covering certain Enhanced Benefit Programs (as defined therein.) In addition, if any employee chooses not to accept employment with Buyer, then such employee shall be entitled to receive from Buyer severance payments, if any are due, under existing severance arrangements, provided that if Sellers have explicitly promised any of their employees that such employees would be entitled to severance payments upon rejection of an offer of employment from Buyer, then such severance payments shall be Sellers' responsibility.

                  (c) Each Seller shall retain liability for any health care continuation coverage required to be provided under Section 4980 of the Code and
Part 6 of Title I, Subtitle B of ERISA to employees (and their spouses and dependents) terminated at or prior to the Closing Date.

                  (d) Each Seller shall retain all liability otherwise borne by the employer for any Transferred Employee (or dependent of a Transferred Employee) who is hospitalized or otherwise receiving inpatient care as of the Closing Date, until such employee or dependent is discharged.

                  (e) Buyer shall only be responsible and liable for any claim of any Transferred Employee arising under any state workers' compensation or similar law or any health, short-term disability, long-term disability or other policy or benefit which is based upon any occurrence after the Closing Date.

                  (f) Buyer shall cover all Transferred Employees under benefit and welfare plans which provide benefits that, at a minimum, are substantially comparable in the aggregate to those benefits provided under plans heretofore maintained by the Sellers. In addition, effective as of the Closing Date, Buyer shall cause each Transferred Employee to be covered under a group health plan, as defined in Section 607(1) of ERISA, which does not contain any exclusion or limitation with respect to any preexisting condition for which the Sellers' group health plans provide benefits. A Transferred Employee's service with a Seller (either as actually performed or as credited to such employee under a prior written agreement) which is credited under Sellers' welfare benefit plans shall be taken into account for the purpose of determining eligibility for participation and vesting under any similar benefit or welfare plan maintained by Buyer in which such Transferred Employee may become eligible to participate. Any eligible health and dental expenses incurred by a Transferred Employee between January 1, 1996 and the Closing Date shall be taken into account by Buyer's health and dental plans, if any, for the purposes of satisfying such employee's individual or family deductible or coinsurance requirements and satisfaction of maximum out-of-pocket provisions for the Buyer's first plan year ending after the Closing Date to the same extent as if they had been incurred after the Closing Date under Buyer's health and dental plans.

                  (g) Prior to the Closing, except to the extent required by law, Sellers shall not pay any Transferred Employees their accrued and unpaid vacation, and Buyer shall provide, without duplication of benefits, all Transferred Employees with vacation time rather than cash in lieu of vacation time for all vacation earned and unpaid through the Closing Date, but only to the extent properly accrued or otherwise reserved for in the Year End Balance Sheet or accrued thereafter in the ordinary course of business and set forth in the financial books and records of Sellers as at the Closing Date.

                  7.3. POST-CLOSING REMITTANCES. If, after the Closing Date, any Seller receives any remittance from any account debtors with respect to any accounts or Receivables included in the Purchased Assets, such Seller shall promptly endorse and forward such remittance to Buyer. Conversely, if, after the Closing Date, Buyer or its Affiliates shall receive any remittance from any account debtors in payment of any accounts or receivables included in the Excluded Assets, or not otherwise payable to Buyer or its Affiliates, then Buyer or its Affiliates, as applicable, shall promptly endorse and forward such remittance to the order of the applicable Seller.

                  7.4. CONVEYANCE AND TRANSFER OF OWNED REAL PROPERTY.

                  (a) Not less than ten (10) days prior to Closing, Sellers shall deliver (i) a current binding commitment for the issuance of a standard fee owner's title insurance policy (the "Title Commitment") from a reputable title insurance company reasonably acceptable to Buyer, insuring title to each parcel of the Owned Real Property in Buyer as prospective fee owner, in an amount equal to the amount of the Purchase Price allocated to the Owned Real Property, and (ii) surveys (the "Surveys") of the Owned Real Property made by a registered land surveyor bearing a certificate addressed to Buyer and Buyer's title insurance company, signed by the surveyor, certifying that the Survey was actually made on the ground and that there are no encumbrances except as shown. At Closing, Sellers shall cause to be delivered to Buyer the final title insurance policy for the Owned Real Property dated as of the Closing Date issued in favor of Buyer. If a title policy cannot be issued at Closing, Sellers shall deliver to Buyer a marked-up unconditional binder for such insurance dated as of the Closing Date, in a form reasonably acceptable to Buyer. Sellers shall pay
(i) all premiums and other expenses relating to such Title Commitment, Survey and title insurance policy including, without limitation, the title insurance premium, and (ii) all transfer taxes and recording fees payable by reason of the delivery or recording of the warranty deeds to the Owned Real Property.

                  (b) At the Closing, Sellers shall deliver warranty deeds to the Owned Real Property sufficient to convey to Buyer good and marketable title to such Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances.

                  7.5. COOPERATION IN LITIGATION. (a) For so long as any Seller or an Affiliate is contesting, pursuing, defending or attempting to settle any pending or threatened charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand (whether within the United States or elsewhere), or pursuing any claim in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, including, but not limited to, the Litigation, Buyer and its Affiliates shall cooperate with Sellers, their Affiliates and their representatives in such contest, pursuit, defense or settlement, including, but not limited to, the following:

                  (i) allowing and accommodating the Consultants (as defined below) to perform their obligations pursuant to the Consulting Agreements (as defined below); and

                  (ii) providing any of the Sellers' advisors (including, without limitation, lawyers, accountants, doctors, researchers and other experts or consultants retained, employed or otherwise compensated by Seller), full access to Transferred Employees, Purchased Assets, books, records (including, without limitation, manufacturing, design and compliance records related to regulatory compliance matters concerning the manufacture or sale of any products), documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Business as Seller or any of its Affiliates or representatives may request in connection with the Litigation, to the extent maintained in or under the possession or control of Buyer or its Affiliates.

Sellers shall reimburse Buyer and its Affiliates for their reasonable out-of-pocket expenses paid to third parties in performing their obligations pursuant to this Section 7.5(a), but otherwise at no expense to Sellers or their Affiliates. Notwithstanding the foregoing, if Buyer notifies either Seller that the performance by it of such obligations is anticipated to involve substantially all of one or more of its employees full time efforts for more than two (2) consecutive days, Sellers shall engage other personnel to assist in performing such obligations at Sellers' expense.

                  (b) Buyer acknowledges and agrees that the Sellers or one of their Affiliates may enter into consulting agreements substantially in the form attached as Exhibit A (collectively, the "Consulting Agreements") with James Dennis, Tom Brown, Gary Pehrson, Larry Wettlaufer, Robert Musmano, Steve Webb, Vincent Doerr, Michael Skalsky, Catherine Livingstone, Peter Crosby, David White, Alan Rebell, Keith Daniel, Colleen Sutton, Judith Nagey, Angel Cuesta, David Goslee, Jose Besada, Alex Lamm, Vince Cutulo, Larry Cutulo, Ken Collins, Dr. David Macgregor, Mike Andrews, Joanne Fee, Jim Fortino, Lucille Zwanzig, Sue Sutton Jones, Mark Happ, Brian Starling, Stuart McConchie, Susan Almon, Mary Overland and Cheryl Schwisow and such others as Sellers may determine (collectively, the "Consultants"). Buyer shall take no action to prevent or discourage the Consultants from entering into such Consulting Agreements or in performing their duties thereunder. Buyer also acknowledges and agrees that Sellers shall retain those records relating to or which may relate to the Litigation, the Excluded Assets and Excluded Liabilities as referred to in
Section 1.2(f), and that Sellers may remove such records, at Sellers' expense, from their present location; provided that Buyer shall have access thereto as provided in Section 7.6(b) below.

                  (c) Except as may be provided by the indemnification provisions of Section 10.1, Buyer and its Affiliates shall be responsible for the fees and costs of any legal counsel or other consultants it or they may retain in connection with the Litigation.

                  (d) In connection with the matters referenced in this section, Sellers and their Affiliates shall use commercially reasonable efforts, consistent with their desire to vigorously defend any litigation, not to unreasonably interfere with the ongoing conduct of the Business by Buyer. The obligations of each party pursuant to this Section 7.5 shall survive the Closing.

                  7.6. ACCESS TO RECORDS AFTER CLOSING. (a) After the Closing Date, Buyer agrees that it will give, or cause to be given, to Sellers, their Affiliates, their successors and their representatives, such access to the facilities, equipment, data, employees, properties, titles, contracts, books, records, files, documents and affairs of the Business as is reasonably necessary to allow Sellers or their successors to obtain information in the Buyer's possession with respect to the Litigation, the matters described in Section 7.10, any other Excluded Liabilities or any claims, demands, audits, suits, Tax matters, regulatory matters or other matters, relating to either of the Sellers as the previous owner and operator of the Business, and (at Sellers' or their successors' expense) to make copies of such information to the extent reasonably necessary. To the extent that the Purchased Assets include either Seller's rights, title or interest in or to any software (whether object or service code) used by the Accufix Research Institute, Buyer hereby grants to Sellers, the Accufix Research Institute and their Affiliates, a perpetual, non-exclusive, irrevocable, royalty-free, paid-up license to use such software, provided that Sellers shall not have the right to sub-license such rights to any person other than any present or future Affiliate of either Seller.


                  (b) After the Closing Date, Sellers agree that they will give, or cause to be given, to Buyer, its successors and its representatives, such access to the facilities, equipment, data, employees, properties, titles, contracts, books, records, files, documents and affairs of Sellers associated with the Business as is reasonably necessary to allow Buyer or Buyer's successors to obtain information with respect to the matters described in
Section 7.10, any claims, demands, audits, suits, Tax matters, regulatory matters or other matters relating to Buyer as the new owner and operator of the Business, and (at Buyer's or its successors' expense) to make copies of such information to the extent reasonably necessary.

                  (c) The obligations of each party pursuant to this Section 7.6 shall survive the Closing.

                  7.7. DISPOSITION OF CERTAIN INFORMATION. No party shall dispose of any of the contracts, books, records, materials, files or documents referred to in Sections 7.5 or 7.6 during the seven (7) year period subsequent to the Closing Date. Upon the expiration of such seven (7) year period, if at any time following the Closing, Buyer or any Seller wishes to dispose of any of the contracts, books, records, materials, files or documents referred to in Sections 7.5 or 7.6 of this Agreement, such party (the "Disposing Party") shall notify the other party hereto (the "Nondisposing Party") in writing (with reasonable specification of the contracts, books, records, materials, files or documents to be disposed of) of its intentions with respect thereto. The Nondisposing Party shall, if it wishes to obtain possession of any of the contracts, books, records, materials, files or documents to which said notice applies, notify the Disposing Party in writing within ninety (90) days of the date of the Disposing Party's notice to the Nondisposing Party, to ship said contracts, books, records, materials, files or documents (at the Nondisposing Party's expense and pursuant to the Nondisposing Party's reasonable instructions) to the Nondisposing Party, or to a location designated in the Nondisposing Party's notice. If the Nondisposing Party fails to so notify the Disposing Party, the Disposing Party shall be free to dispose of the contracts, books, records, materials, files or documents referred to in the Disposing Party's notice in any manner, including destruction thereof, not otherwise inconsistent with the terms of the Agreement. The obligations of each party pursuant to this Section 7.7 shall survive the Closing.

                  7.8. BULK SALES LAWS. Buyer waives compliance by Sellers with the provisions of any "bulk sales laws" or similar codification of Article 6 of the Uniform Commercial Code, which may be applicable to the transactions contemplated by this Agreement.

                  7.9. CERTAIN DISCLOSURES. Buyer agrees that neither it nor its Affiliates shall make any press release or other public announcement which disparages the manner in which the Business was conducted by Sellers or their Affiliates, the design, methods of manufacture or any other aspect or component of the Active Lead Products, the Passive Lead Products or any other product of the Business, or which admits any wrongdoing, negligence or other improper act or omission by Sellers or their Affiliates in their conduct of the Business or the Litigation (or any Sellers' role in any of the foregoing), without the prior written approval of Sellers, which shall not be unreasonably withheld. The obligations of Buyer pursuant to this Section 7.9 shall survive the Closing.

                  7.10. CERTAIN ONGOING FDA MATTERS. Following the Closing, Buyer shall assume, discharge and hold Sellers harmless from and against all obligations, undertakings and other responsibilities with respect to all pending regulatory matters and regulatory compliance responsibilities relating to the Purchased Assets or the Business or with respect to monitoring and reporting requirements concerning medical devices, parts or components previously sold by Sellers which arise after the Closing Date, including, without limitation, those arising pursuant to the Federal Food, Drug and Cosmetic Act 21 U.S.C. ss. 321 et. seq., as amended, and the regulations promulgated thereunder (collectively, the "FDC Act") excepting, however, any such obligations, undertakings or other responsibilities concerning the Active Lead Products or the Passive Lead Products. Such obligations, undertakings and other responsibilities to be so assumed by Buyer shall include, without limitation: (a) all registration and listing requirements pursuant to the FDC Act concerning manufacturing establishments of medical device manufacturers or marketed medical devices or the repair or reconditioning of medical devices; (b) all failure investigation, reporting and record retention requirements required by FDA Requirements of Law concerning good manufacturing practices; (c) all medical device reporting requirements applicable to manufacturers of medical devices; (d) all device tracking requirements; (e) notification (limited to giving notice to physicians or their patients or retrieving unimplanted product, specifically excluding, however, any repair, replacement or recall obligations which may be required pursuant to the FDC Act for products sold by or for the Business prior to the Closing Date to unaffiliated third party purchasers, or which are part of Seller's "finished goods inventory" as of the Closing Date (provided that for purposes of this Agreement, any products which the Sellers or the Business are prohibited from selling under any Requirements of Law by virtue of the FDA Consent Decree shall not be deemed to be part of the "finished goods inventory")), repair, replacement, refund and mandatory recall obligations under the FDC Act; (f) any post-market surveillance studies of medical devices; and
(g) any post-approval requirements imposed by the FDA on any medical device. Notwithstanding the foregoing assumption by Buyer, to the extent that any Seller remains obligated to take any action under the foregoing regulatory requirements, then Buyer shall fully cooperate with and assist Seller in all reasonable respects as requested by such Seller in complying with such regulatory requirements. On the Closing Date, Buyer shall notify the FDA in writing that Buyer has assumed the regulatory responsibilities of the Sellers and the Business described in this section. The obligations of each party pursuant to this Section 7.10 shall survive the Closing.

                  7.11. SPECIAL REMEDIES. Notwithstanding anything to the contrary contained herein, the parties agree that irreparable harm would result from any breach of Sections 7.5, 7.6, 7.7, 7.9 or 7.10, and that in the event of such actual, purported or threatened breach, specific performance or other injunctive relief shall be an appropriate remedy. The obligations of each party pursuant to this Section 7.11 shall survive the Closing.

                  7.12. NONCOMPETITION. (a) Each Seller agrees that for a period of five full years after the Closing Date, neither it nor any of its Affiliates shall engage anywhere in the world, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as a stockholder in any corporation or joint stock association, in the manufacture and/or sale or cardiac arrhythmia devices in competition with the products of the Business (a "Competing Business"); provided that nothing herein shall prohibit (x) the acquisition or ownership of up to 5% of the outstanding voting securities of any corporation or other person which is publicly owned or (y) the ownership and disposition of the Excluded Assets.

                  (b) Each Seller agrees that for a period of two years after the Closing Date, it will not employ any Transferred Employee without Buyer's written consent, except that this section shall not apply to any such employee whose employment has been terminated by Buyer (or any affiliate of Buyer), or to the retention of the Consultants pursuant to the Consulting Agreements.

                  (c) If any provision contained in this section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each Seller acknowledges that Buyer would be irreparably harmed by any breach of this section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Each Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by it of this section, and each Seller consents to the entry thereof.

                  7.13. FORMS W-2. If the Closing occurs prior to January 1, 1997, Buyer shall use the "Alternative Procedure" provided in Section 5 of Revenue Procedure 84-77 with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941 for the 1996 calendar year. Under such "Alternative Procedure," (i) Sellers and Buyer each shall report on a predecessor-successor basis as set forth in such Revenue Procedure, (ii) Sellers shall be relieved from furnishing Forms W-2 to Transferred Employees, and (iii) Buyer shall assume the obligations of Sellers to furnish such Forms W-2 to such Transferred Employees for the full 1996 calendar year. Buyer also shall use such similar procedures and make similar elections under state or local tax laws. Buyer shall be responsible for filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941 for the 1996 calendar year.

                  7.14. INTERNATIONAL PURCHASE AGREEMENTS; OTHER AGREEMENTS. On or before 30 days following the date hereof, (i) Buyer and its Affiliates shall enter into the International Purchase Agreements with Sellers and their Affiliates to the extent not executed simultaneous with the execution of this Agreement (such International Purchase Agreements to be substantially in the form as those heretofore delivered to Buyer, except as modified to provide for the same terms and provisions as are contained in this Agreement, and except as necessary or desirable to comply with local laws and regulations or unique aspects of the Business there conducted; such agreements shall provide that (a) Buyer assumes Sellers' "Retirement/Pension Obligations" listed on the Employee Benefits Schedule, (b) Sellers shall do all things necessary to accomplish the assumption of such obligations by Buyer and (c) Sellers will transfer to Buyer insurance contracts or other assets to fully fund the assumed Retirement/Pension Obligations of Sellers as of the Closing; "Retirement/Pension Obligations" means the actual liability to provide all retirement benefits to Transferred Employees on a fully funded basis as of the Closing Date, calculated based upon the applicable actuarial rules of the governing jurisdiction regardless of whether an amount less than such actual liability is reported on the Seller's financial statements under financial statements under applicable tax or accounting rules; (notwithstanding the foregoing, Buyer shall pay its own costs and expenses in establishing any retirement or pension program covering Transferred Employees),
(ii) Sellers, Buyer and their Affiliates shall amend the Adjustment Agreement to add as parties thereto any signatories to the International Purchase Agreements which are executed after the date hereof, and (iii) Sellers, Buyer and their Affiliates shall enter into a mutually acceptable shared services agreement regarding management information services and administrative matters regarding the operation of the Accufix Research Institute after the Closing Date.

                  7.15. FINANCIAL STATEMENT PREPARATION. Sellers and their Affiliates shall use their best reasonable efforts to assist Buyer in the timely preparation of any financial statements required to be filed by Buyer or its Affiliates with respect to the Business pursuant to the United States federal securities laws (on a United States GAAP basis), provided that Buyer agrees to bear all incremental expenses incurred by Sellers or their representatives (including, without limitation, any auditor's fees) in connection with the preparation of such financial statements.

                  7.16. CORPORATE EXISTENCE. For the period of time commencing on the date hereof and ending on the second (2nd) anniversary of the Closing Date, neither Seller shall be liquidated, dissolved, merged with or into any third party, reorganized or otherwise be the subject of any transaction or action that would alter its corporate existence and ownership as they exist on the date hereof. In addition, during such two (2) year period, the Purchase Price shall not be distributed or transferred to any Affiliate of Sellers for any reason, and shall be expended only to pay the debts and obligations of Sellers to unaffiliated third parties (including any obligations due and owing to Buyer and its Affiliates hereunder).

                  7.17. CERTAIN PRODUCTS. The parties acknowledge that certain products previously manufactured by the Business which contain plutonium are currently located at the Miami Lakes, Florida facility. The parties agree that such products may remain in their current location (and Sellers and their Affiliates will have access to such products during normal business hours), until the later to occur of eighteen (18) months after the Closing Date, or Buyer selling or otherwise transferring its ownership interest in the facility where such products are currently located. Upon the expiration of such period, Sellers or their Affiliates shall remove, store and be responsible for such products and any future returns of other such products at their own expense.

                  7.18. CERTAIN RETENTION BONUSES. If either Seller has paid any amounts to sales representatives pursuant to the Retention Plan (as defined in Section 3.2(i)) prior to the Closing Date, Buyer shall reimburse Sellers for thirty-two and one-half percent (32.5%) of such amounts at the Closing. If Buyer pays any amounts to sales representatives pursuant to the Retention Plan after the Closing Date, Sellers shall reimburse Buyer for thirty-two and one-half percent (32.5%) of such amounts within 30 days after such payments are made. All reimbursements pursuant to this section shall be accompanied by interest on the actual amount of the reimbursement due, with interest accruing after the date payment is made pursuant to the Retention Plan up to and including the date of reimbursement pursuant to this section, at the prevailing prime rate reported from time to time in the WALL STREET JOURNAL.

                                  ARTICLE VIII.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         Buyer's obligations pursuant to this Agreement shall be contingent on the satisfaction of the following conditions, at or prior to the Closing Date:

                  8.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. The representations and warranties made by Sellers in this Agreement which are qualified by a reference to materiality or Material Adverse Effect shall be true and correct, and such other representations and warranties made by Sellers in this Agreement shall be true and correct in all material respects, on and as of the Closing Date as if made on such date (except to the extent that such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date); each Seller shall have performed in all material respects all of its agreements and covenants that were to be performed at or prior to the Closing in accordance with the terms hereof; and each Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by its President or any Vice President, to such effect.

                  8.2. HSR PERIOD. The waiting period under the HSR Act shall have expired or been terminated.

                  8.3. NO RESTRAINT. No statute, rule, regulation, temporary, preliminary or permanent injunction or other order, decree or ruling shall have been issued or promulgated by a Governmental Body which remains in effect and which prevents, nor shall any Governmental Body have indicated in writing that it will, or intends to, oppose or attempt to enjoin, the consummation of the transactions contemplated by this Agreement or the International Purchase Agreements, or the operation by Buyer of the U.S. Operations after the Closing Date.

                  8.4. NECESSARY GOVERNMENTAL APPROVALS. The authorizations, consents, waivers, orders or approvals of, or declarations or filings with, all Governmental Bodies as set forth on the Necessary Governmental Approvals Schedule shall have been obtained or filed or have occurred.

                  8.5. CLOSING DATE DELIVERIES BY SELLERS. Each Seller shall have delivered to Buyer the following:

                  (a) Copies of its Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware;

                  (b) Certificates of good standing or existence issued as of a recent date by the Secretaries of State of the State of Delaware and the other states where the Sellers are qualified to do business as a foreign corporation;

                  (c) A certificate of its secretary or assistant secretary dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the absence of any amendments to its Certificate of Incorporation since a specified date; (ii) its by-laws; (iii) the resolutions of its Board of Directors and stockholders authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) the incumbency and signatures of its officers executing any document or instrument in connection herewith (collectively, the "Seller Ancillary Documents");

                  (d) The officer's certificate required by Section 8.1;

                  (e) An opinion of counsel to Sellers substantially in the form attached as Exhibit B;

                  (f) The title insurance policies or unconditional binders required by Section 7.4 hereof;

                  (g) A warranty deed as required by Section 7.4 with respect to each of the parcels of Owned Real Property duly executed by each Seller and in form and substance reasonably satisfactory to Buyer, together with all required real estate transfer declaration or exemption certificates and any other documents as may be otherwise necessary to transfer title of the Owned Real Property to Buyer;
                  (h) Such documents as Buyer deems reasonably necessary to effectuate the transfer of the Proprietary Rights from Sellers to Buyer, including, without limitation, such corporate name change documents as may be required to effectuate a change in the name of both Sellers so as not to include the name "Telectronics." Notwithstanding the foregoing, Sellers shall be permitted after the Closing to use the name "Telectronics" for purposes of defending the Litigation or in discharging the other Excluded Liabilities, but not otherwise in conducting any business; and

                  (i) Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

                  8.6. OTHER TRANSACTIONS. The transactions contemplated by the International Purchase Agreement among Buyer, Telectronics Pty. Ltd. (A.C.N. 000 440 602) and Medical Telectronics Pty. Ltd. (A.C.N. 000 510 887), shall have been consummated prior to, or simultaneous with, the Closing.

                  8.7. OTHER CONDITIONS. The conditions set forth on Exhibit C shall have been satisfied.

Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

                                   ARTICLE IX.

               CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH SELLER

         The obligations of each Seller pursuant to this Agreement shall be contingent on the satisfaction of the following conditions, at or prior to the Closing Date:

                  9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. The representations and warranties made by Buyer in this Agreement which are qualified by a reference to materiality shall be true and correct, and such other representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects, on and as of the Closing Date as if made on such date; Buyer shall have performed in all material respects all of its agreements and covenants that were to be performed at or prior to the Closing in accordance with the terms hereof, and Buyer shall have delivered to each Seller a certificate, dated the Closing Date and signed by its President or any Vice President, to such effects.

                  9.2. HSR PERIOD. The waiting period under the HSR Act shall have expired or been terminated.

                  9.3. NO RESTRAINT. No statute, rule, regulation, temporary, preliminary or permanent injunction or other order, decree or ruling shall have been issued or promulgated by a Governmental Body which remains in effect and which prevents, nor shall any Governmental Body have indicated in writing that it will, or intends to, oppose or attempt to enjoin, the consummation of the transactions contemplated by this Agreement or the International Purchase Agreements.

                  9.4. NECESSARY GOVERNMENTAL APPROVALS. The authorizations, consents, waivers, orders or approvals of, or declarations or filings with, all Governmental Bodies as set forth on the Necessary Governmental Approvals Schedule shall have been obtained or filed or have occurred.

                  9.5. RELEASE OF GUARANTEES. Each Seller and their Affiliates shall have been unconditionally released from the guaranties, letters of comfort or support and indemnification or "hold harmless" agreements listed on the Guarantees Schedule, or Buyer shall have made arrangements satisfactory to Sellers and such Affiliates, in their discretion, to indemnify them from any loss, liability or expense incurred in connection with such guaranties, letters or agreements.

                  9.6. BUYER'S CLOSING DATE DELIVERIES. Buyer shall have delivered to Sellers the following:

                  (a) A copy of Buyer's charter certified as of a recent date by the Secretary of State of the State of Delaware;

                  (b) Certificates of good standing or existence of Buyer issued as of a recent date by the Secretaries of State of the State of Delaware and the other states where the Buyer is qualified to do business as a foreign corporation;

                  (c) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (i) the absence of any amendments to Buyer's charter since a specified date; (ii) the by-laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) the incumbency and signatures of the officers executing this Agreement and any document or instrument in connection herewith (the "Buyer Ancillary Documents");

                  (d) Opinion of counsel to Buyer substantially in the form attached as Exhibit D;

                  (e) An executed Assumption Agreement, pursuant to which Buyer agrees to assume and discharge the Assumed Liabilities in a form reasonably acceptable to Sellers and their counsel;

                  (f) Such other documents and instruments of assumption as Sellers may reasonably request to evidence and effect Buyer's performance of its obligations hereunder.

                  9.7. OTHER TRANSACTIONS. The transactions contemplated by the International Purchase Agreement among Buyer, Telectronics Pty. Ltd. (A.C.N. 000 440 602), and Medical Telectronics Pty. Ltd. (A.C.N. 000 510 887), shall have been consummated prior to, or simultaneous with, the Closing.

                  9.8. OTHER CONDITIONS. The conditions set forth on Exhibit C shall have been satisfied.

Notwithstanding the failure of any one or more of the foregoing conditions, Sellers may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

                                   ARTICLE X.

                                 INDEMNIFICATION

                  10.1. INDEMNIFICATION BY SELLERS. (a) Subject to the terms and conditions of this Article X, and as Buyer's sole and exclusive remedy (in contract, tort or otherwise) in connection with the transactions contemplated by this Agreement, Sellers jointly and severally agree to reimburse, indemnify and hold Buyer, its present and future Affiliates and their respective directors, officers, agents and representatives (each a "Buyer Indemnified Party") harmless from, against and in respect of any and all damage, loss, liability, claim, deficiency or expense (including reasonable legal expenses and costs) resulting from, or which exist or arise due to, any of the following (collectively, the "Buyer Claims"):

                  (i) any untruth, inaccuracy, breach or omission of, from or in the representations and warranties made by Sellers in this Agreement, other than those representations and warranties contained in Sections
         4.2 and 4.9;

                  (ii) any untruth, inaccuracy, breach or omission of, from or in the representations and warranties made by Sellers in Section 4.2 of this Agreement;

                  (iii) any untruth, inaccuracy, breach or omission of, from or in the representations and warranties made by Sellers in Section 4.9 of this Agreement;

                  (iv) the nonfulfillment of any covenant or agreement of Sellers pursuant to this Agreement;

                  (v) noncompliance by Sellers with any "bulk sales laws" or similar codification of Article 6 of the Uniform Commercial Code;

                  (vi) any claims made by third parties against Buyer relating to the Excluded Liabilities described in Sections 3.2(c), 3.2(e), and 3.2(h); and

                  (vii) any claims made by third parties against Buyer relating to Taxes or the Litigation as described in Sections 3.2(a) or 3.2(b); and

                  (viii) any claims made by third parties against Buyer relating to Excluded Liabilities other than those described in (vi) and (vii) above;

together with any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) incurred by a Buyer Indemnified Party in connection therewith. Notwithstanding the first sentence of this Section 10.1(a) regarding the sole and exclusive nature of the remedy provided by this Section 10.1, if any third party files suit against a Buyer Indemnified Party seeking payment of any Excluded Liability, such Buyer Indemnified Party may join the responsible Seller as a third party defendant in such suit, or if such joinder is not possible, may take any other legal action that it deems appropriate regarding such Excluded Liability.


                  (b) The obligations of Sellers pursuant to this Section 10.1
(x) shall terminate on the one year anniversary of the Closing Date, (y) shall not apply to any Buyer Claims, or the costs of defense thereof, until the aggregate of all losses, liabilities, damages and expenses actually incurred by all Buyer Indemnified Parties resulting therefrom total an aggregate of US$2,000,000 (the "Buyer Threshold"), in which event this indemnity shall apply to all subsequent Buyer Claims in excess of the Buyer Threshold, and (z) shall be limited to, and shall not exceed, the aggregate amount of the Purchase Price actually received by Sellers pursuant to this Agreement (the "Liability Cap"), EXCEPT THAT:

                  (i) any Buyer Claim pursuant to Section 10.1(a)(iii) shall survive the Closing indefinitely;

                  (ii) any Buyer Claim pursuant to Sections 10.1(a)(ii) or 10.1(a)(vi) shall survive the Closing indefinitely and shall not be subject to the Buyer Threshold;

                  (iii) any Buyer Claim pursuant to Section 10.1(a)(vii) shall survive the Closing indefinitely, shall not be subject to the Buyer Threshold, and shall not be subject to the Liability Cap; and

                  (iv) any Buyer Claim made in accordance with Section 10.3 prior to the expiration of any applicable survival period shall survive until resolved.

                  10.2. INDEMNIFICATION BY BUYER. (a) Subject to the terms and conditions of this Article X, and as each Seller's sole and exclusive remedy (in contract, tort or otherwise) in connection with the transactions contemplated by this Agreement, Buyer agrees to reimburse, indemnify and hold each Seller, its present and future Affiliates and their respective directors, officers, agents and representatives (each a "Seller Indemnified Party") harmless from, against and in respect of any and all damage, loss, liability, claim, deficiency or expenses (including reasonable legal expenses and costs) resulting from, or which exist or arise due to, any of the following (collectively, the "Seller Claims," and together with the Buyer Claims, the "Claims"):

                  (i) any untruth, inaccuracy, breach or omission of, from or in the representations and warranties made by Buyer in this Agreement;

                  (ii) the nonfulfillment of any of Buyer's covenants or agreements pursuant to this Agreement (including, without limitation, Sections 7.5, 7.6, 7.7, 7.9 and 7.10);

                  (iii) any claims made against a Seller Indemnified Party relating to the Assumed Liabilities; and

                  (iv) Buyer's ownership, use and operation of the U.S. Operations and the Purchased Assets after the Closing Date, except for matters covered by Section 10.1 hereof;

together with any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) incurred by a Seller Indemnified Party resulting therefrom. Notwithstanding the first sentence of this Section 10.2(a) regarding the sole and exclusive nature of the remedy provided by this Section 10.2, if any third party files suit against a Seller Indemnified Party seeking payment of any Assumed Liability, such Seller Indemnified Party may join the Buyer as a third party defendant in such suit, or if such joinder is not possible, may take any other legal action that it deems appropriate regarding such Assumed Liability.

                  (b) Buyer's obligations pursuant to this Section 10.2 shall terminate on the one year anniversary of the Closing Date, PROVIDED THAT any claims for indemnification related to Section 5.2, and Buyer's use and operation of the Purchased Assets and the U.S. Operations after the Closing Date, shall survive indefinitely. Notwithstanding the preceding sentence, but subject to the remainder of Section 10.2, any Seller Claim made in accordance with Section 10.3 prior to the expiration of such survival period shall survive until resolved.

                  10.3. PROCEDURE FOR INDEMNIFICATION. No party hereto shall be liable for any Claim for indemnification under this Article X unless written notice of a Claim for indemnification is delivered by the party seeking indemnification (the "Indemnitee") to the party from whom indemnification is sought (the "Indemnitor") prior to the expiration of the applicable survival period, if any, set forth in Sections 10.1 and 10.2. All notices given pursuant to this section shall set forth with reasonable specificity the basis of the Claim for indemnification. In case of any claim by a third party, any suit, any claim by any Governmental Body, or any legal, administrative or arbitration proceeding with respect to which Sellers or Buyer may have liability under the indemnity agreements contained in this Article X, the Indemnitor shall be entitled to participate therein, and, to the extent desired, to assume the defense thereof, and after notice of its election to assume the defense thereof, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless the Indemnitor does not actually assume the defense thereof following notice of such election. The Indemnitee and the Indemnitor shall make available to each other and their attorneys and representatives, at all reasonable times, all books and records relating to such suit, claim or proceeding, and will render to each other such assistance as may reasonably be required in order to insure proper and adequate defense of any such suit, claim or proceeding. Neither the Indemnitee nor the Indemnitor will make any settlement of any Claim which might give rise to liability of the other under the indemnity agreements contained in this Article X without the consent of the other, which shall not be unreasonably withheld. If the Indemnitor elects to settle any such Claim and the Indemnitee refuses to consent to such compromise or settlement, then the liability of the Indemnitor to the Indemnitee shall be limited to the amount offered by the Indemnitor in compromise or settlement. Nothing contained in Sections 10.1 or 10.2 shall be deemed to limit, expand or otherwise modify the provisions of Sections 3.1 or
3.2 with respect to what constitutes either an Assumed Liability or an Excluded Liability.

                  10.4. CERTAIN BENEFITS. The amount of any indemnification payable under this Article X shall be net of (i) any federal, state or local tax benefits for which the receiving party actually receives a benefit (all parties being obligated to take reasonable actions to receive such benefits, PROVIDED THAT no party shall be obligated to take any actions which may otherwise adversely affect such party or its Affiliates) by reason of the Claim giving rise to the indemnification payment, and (ii) the receipt of any insurance proceeds paid or payable to the Indemnitee under any policy or policies of insurance covering the loss giving rise to the Claim. The Indemnitee will use reasonable efforts to collect any such insurance and will account to the other parties therefor. The parties agree to respond within a reasonable time to any inquiry by the other parties as to the status of any such insurance payment.

                  10.5. CERTAIN FDA CONSENT DECREE MATTERS. Notwithstanding anything to the contrary contained herein, (i) Buyer agrees to reimburse, indemnify and hold harmless all Seller Indemnified Parties (including, without limitation, James W. Dennis) harmless from, against and in respect of any and all damage, loss, liability, claim, deficiency or expense (including reasonable legal expenses and costs) which result from, or are related to, Buyer's failure to comply with all requirements, terms and conditions of the FDA Consent Decree subsequent to the Closing Date, as those requirements, terms and conditions are interpreted or construed by the FDA or any appropriate court of law or Governmental Body, and (ii) each Seller agrees to reimburse, indemnify and hold harmless all Buyer Indemnified Parties harmless from, against and in respect of any and all damage, loss, liability, claim, deficiency or expense (including reasonable legal expenses and costs) which result from, or are related to, either Seller's failure to comply with all requirements, terms and conditions of the FDA Consent Decree prior to the Closing Date, as those requirements, terms and conditions are interpreted or construed by the FDA or any appropriate court of law or Governmental Body. Each party's obligations pursuant to this Section
10.5 shall survive the Closing.

                  10.6. ADJUSTMENT TO PURCHASE PRICE. If Buyer or any Seller make any payment to a Seller Indemnified Party or a Buyer Indemnified Party pursuant to this Article X, then such amount shall be treated as an adjustment to the Purchase Price paid for the Purchased Assets.

                  10.7. GUARANTEES. The indemnification obligations of Sellers under Section 10.1 with respect to the Litigation and all obligations of Buyer under this Agreement shall be guaranteed by Sellers' Affiliate, Pacific Dunlop Limited, and by Buyer's affiliate, St. Jude Medical Inc., respectively, pursuant to unconditional and irrevocable guaranty agreements substantially in the forms attached as Exhibit E.

                                   ARTICLE XI.

                                   TERMINATION

                  11.1. TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may only be terminated prior to the Closing Date:

                  (a) by the mutual written consent of Buyer and each Seller;

                  (b) by Buyer, PROVIDED THAT Buyer is not then in breach of any representation, warranty, covenant or other agreement contained herein, if either (i) the Closing shall not have occurred on or before February 10, 1997 despite Buyer's best efforts to cause the Closing to occur in accordance with the terms hereof, or (ii) either Seller shall have materially breached (and failed to subsequently cure such breach in a timely manner prior to the scheduled Closing Date) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach is reasonably likely to result in a Material Adverse Effect; FURTHER PROVIDED THAT prior to terminating this Agreement pursuant to (ii) above, Buyer agrees to negotiate in good faith with Sellers for a reasonable period of time to resolve any purported breach in a manner reasonably satisfactory to all parties;

                  (c) by either Seller, PROVIDED THAT such Seller is not then in breach of any representation, warranty, covenant or other agreement contained herein, if either (i) the Closing shall not have occurred on or before February 10, 1997 despite such Seller's best efforts to cause the Closing to occur in accordance with the terms hereof; or (ii) Buyer shall have materially breached (and failed to subsequently cure such breach in a timely manner prior to the scheduled Closing Date) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach is reasonably likely to result in a material adverse effect on Buyer's business, or the ability of Buyer to lawfully consummate the transactions contemplated by this Agreement in all material respects; FURTHER PROVIDED THAT prior to terminating this Agreement pursuant to (ii) above, Sellers agree to negotiate in good faith with Buyer for a reasonable period of time to resolve any purported breach in a manner reasonably satisfactory to all parties; or

                  (d) by Buyer or either Seller, if any Governmental Body shall have issued a final, nonappealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the lawful consummation of the transactions contemplated hereby.

                  11.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give written notice of such termination to the other parties to this Agreement.

                  11.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article XI, this Agreement shall become void and have no effect and all further obligations of the parties under this Agreement (other than Sections 12.2 and 12.8) shall be terminated without further liability of any party to the other, PROVIDED THAT nothing herein shall relieve any party from liability for any breach of this Agreement.

                                  ARTICLE XII.

                               GENERAL PROVISIONS

                  12.1. SURVIVAL OF OBLIGATIONS. The representations and warranties of the parties contained in this Agreement shall survive until the first anniversary of the Closing Date. The covenants or agreements of the parties which by their terms are to be performed or observed for longer periods shall survive for the period necessary for their performance or observation, and the parties may make claims against one another for breaches of such covenants or agreements until such time as those agreements or covenants have been performed.

                  12.2. NO PUBLIC ANNOUNCEMENT. Buyer and Sellers agree that none of them shall, without the prior written approval of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or by the rules and regulations of any competent regulatory body or any securities exchange on which its securities, or the securities of its ultimate parent, are traded, in which case the other party shall be advised in writing at least three (3) days in advance, and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. Notwithstanding the preceding sentence, the parties shall be allowed to make timely disclosures of all matters required by law or by the rules and regulations of any competent regulatory body or any securities exchange on which the securities of such party (or its ultimate parent) are traded, without providing such three (3) days notice to the other party, PROVIDED THAT the disclosing party is advised in writing by its counsel that such disclosure is required to comply with the requirements of such laws, rules and regulations. Notwithstanding anything to the contrary contained in this Agreement, no party shall make publicly available to any person copies of this Agreement or the International Purchase Agreements, nor make any other public announcement of the transactions contemplated hereby and thereby, prior to October 31, 1996 without the prior written consent of the other parties.

                  12.3. NOTICES. Any notice, request, instruction or other document to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, cablegram or telex, according to the instructions set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; at the time received if sent by registered or certified mail; at the time when receipt is confirmed by the receiving facsimile machine if sent by facsimile; and when answered back if sent by cablegram or telexed.

                  If to Buyer, to:
                  St. Jude Medical, Inc.
                  One Lillehei Plaza
                  St. Paul. MN   55117
                  Attention:  General Counsel
                  Facsimile:  (612) 490-4333

                  with a copy to:

                  Weil, Gotshal & Manges L.L.P
                  767 Fifth Avenue
                  New York, New York   10153
                  Attention:  Mr. Dennis J. Block
                  Facsimile:  212-310-8774

                  If to either Seller, to:

                  Telectronics Pacing Systems, Inc.
                  7400 S. Tucson Way
                  Englewood, CO   80112
                  Attention:  Stuart McConchie/William Nealon
                  Facsimile:  303-790-0850

                  with a copy to:

                  Gardner, Carton & Douglas
                  321 N. Clark Street
                  Suite 3400
                  Chicago, Illinois 60610
                  Attention:  Messrs. Robert J. Wilczek
                      and Stephen M. Gatlin
                  Facsimile:  312-644-3381

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

                  12.4. SUCCESSORS AND ASSIGNS. The rights of Buyer and Sellers pursuant to this Agreement shall not be assignable by such party prior to the Closing without the prior written consent of the other parties, except that Buyer may assign its rights hereunder to one or more of its Affiliates prior to the Closing, PROVIDED THAT Buyer shall not be released from any of its obligations hereunder by reason of such assignment. This Agreement, including, but not limited to, Sections 7.5 7.6, 7.7, 7.9 and 7.10 and Article X, shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

                  12.5. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, the letter agreement referred to in Section 7.2, and the Exhibits and Schedules referred to herein, and the documents and agreements delivered pursuant hereto (including, without limitation, the International Purchase Agreements and the Adjustment Agreement) contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto, with the exception of the Confidentiality Agreement entered into between Buyer and Zilkha & Company (on behalf of Sellers and certain other parties) dated April, 1996. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

                  12.6. INTERPRETATION. (a) Article titles and section titles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein.

                  (b) This Agreement and the Buyer and Seller Ancillary Documents have been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement and such other documents shall be construed and interpreted against each party in the same manner; no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement.

                  12.7. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, pursuant to a written action by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                  12.8. EXPENSES. Regardless of whether the transactions provided for in this Agreement are consummated, each party hereto will pay its own costs and expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of its counsel and accountants.

                  12.9. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

                  12.10. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each Seller and Buyer.

                  12.11. BEST EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions contained herein, each party agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If any further action is necessary to carry out the purposes of this Agreement after the Closing Date, the proper officers and/or directors of each party shall take all such action without any further consideration therefor.

                  12.12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of laws provisions which may direct the application of the laws of another jurisdiction.

                  12.13. "KNOWLEDGE". As used in this Agreement, "knowledge" of any Seller, or variants thereof, shall mean the actual knowledge of the individuals set forth on the Knowledge Schedule.

                  12.14. NO THIRD PARTY BENEFICIARIES. Except as expressly provided for in Article X, the provisions of this Agreement are intended for the sole benefit of Buyer and the Sellers and shall not inure to the benefit of any other Person, other than successors and permitted assigns of the parties, whether as a third party beneficiary or otherwise.

                  12.15. DISCLOSURE SCHEDULES. If a matter is disclosed on one disclosure schedule to this Agreement, and the disclosure of such matter is responsive to the disclosure required to be set forth in another disclosure schedule, such disclosure shall suffice (without specific repetition and regardless of whether any cross reference is made), as a response disclosing the existence of such matter in such other schedule. Disclosure of any item in any disclosure schedule shall not be deemed to be an admission of any Seller that such item is material to the U.S. Operations, the Business or otherwise; nor shall any such disclosure be deemed an assumption by Buyer of any liability relating to such disclosure unless otherwise expressly provided for in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                     BUYER:

                                     O Acquisition, Inc.

                                     By:  /s/ R. A. Matricaria
                                          ------------------------------------
                                          Name:  R.A. Matricaria
                                          Title: Chairman, President and
                                                 Chief Executive Officer


                                     SELLERS:

                                     Telectronics Pacing Systems, Inc.

                                     By:  /s/ James Dennis
                                          -----------------------------------
                                          Name:  James Dennis
                                          Title: President

                                     TPLC, Inc.

                                     By:  /s/ James Dennis
                                          -----------------------------------
                                          Name:  James Dennis
                                          Title: President